Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 60935QAM8

CREDIT AGREEMENT

DATED AS OF JULY 21, 2021

AMONG

MONEYGRAM INTERNATIONAL, INC.,

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.

and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

UNITED TEXAS BANK,

as Co-Manager

i

v

EXHIBITS AND SCHEDULES

Schedules

Commitment Schedule

Schedule 2	–	Scheduled Restricted Investments (Section 1.01) and Specified Securities (Section 1.01)
Schedule 2.22	–	Outstanding Letters of Credit
Schedule 5.08	–	Subsidiaries
Schedule 5.13	–	Ownership of Properties
Schedule 6.14	–	Existing Indebtedness
Schedule 6.16	–	Investment Writedowns
Schedule 6.17(i)	–	Existing Investments
Schedule 6.18	–	Existing Liens
Schedule 6.19	–	Existing Affiliate Transactions

Exhibits

Exhibit A	–	Form of Revolving Credit Note
Exhibit B	–	Form of Term Note
Exhibit C	–	Form of Swing Line Note
Exhibit D	–	Form of Assignment and Assumption Agreement
Exhibit E	–	Form of Compliance Certificate
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Solvency Certificate
Exhibit H	–	Auction Procedures

CREDIT AGREEMENT

Credit Agreement dated as of July 21, 2021 among MoneyGram International, Inc., a Delaware corporation (the “Borrower”), as the borrower, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., a national banking association (“Bank of America”), as LC Issuer, as the Swing Line Lender, as Administrative Agent and as Collateral Agent.

R E C I T A L S

1.    The Borrower is party to the Second Amended and Restated Credit Agreement, dated as of June 26, 2019 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date (as defined below), the “Existing Credit Agreement”), with the lenders party thereto (the “Existing Lenders”) and Bank of America, as letter of credit issuer, swing line lender, administrative agent and collateral agent, under which the Existing Lenders extended certain loans and commitments to the Borrower, as borrower under the Existing Credit Agreement.

2.    The Borrower has requested that the Existing Credit Agreement be refinanced and replaced in the form of this Agreement to, among other things, refinance the Existing Debt (as defined below) in full with the loans and commitments provided for under this Agreement and the 2021 First Lien Notes (as defined below).

3.    Therefore, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions. As used in this Agreement:

“2021 First Lien Notes” means the Borrower’s 5.375% Senior Secured Notes due 2026 issued on July 21, 2021 in an initial aggregate principal amount of $415,000,000.

“2021 First Lien Notes Indenture” means the Indenture dated as of July 21, 2021 among the Borrower and the 2021 First Lien Notes Trustee, under which the 2021 First Lien Notes were issued.

“2021 First Lien Notes Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee for the holders of the 2021 First Lien Notes pursuant to the 2021 First Lien Notes Indenture.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” is defined in Section 9.13.

“Additional Lender” is defined in Section 2.25(b).

“Additional Revolving Facility” is defined in Section 2.25(a).

“Additional Revolving Facility Lender” is defined in Section 2.25(d).

“Administrative Agent” means Bank of America in its capacity as administrative agent of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance of funds hereunder, (i) made by the applicable Lenders on the same Borrowing Date, or (ii) converted or continued by the applicable Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and Class and, in the case of Eurodollar Advances, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.23(b).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Parties” is defined in Section 10.12.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Revolving Lenders.

“Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Revolving Lenders, as reduced or increased from time to time pursuant to the terms hereof. The Aggregate Revolving Credit Commitment as of the Closing Date is $32,500,000.

“Agreement” means this credit agreement, as it may be further amended, restated, amended and restated or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 1⁄2 of 1.00% per annum and (iii) the Eurodollar Rate determined on such date for a one-month Interest Period plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month Eurodollar Rate, respectively. Notwithstanding anything else herein, in no event shall the Alternate Base Rate be less than zero under this Agreement. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.07 hereof, then the Alternate Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above.

“Applicable Commitment Fee Rate” means, with respect to the commitment fee provided for in Section 2.08(a), the applicable rate per annum set forth below:

Facility	Commitment Fee Rate	Commitment Fee Rate during Step-Down Period
Revolving Loan	0.50%	0.375%

For purposes of the foregoing, each change in the Applicable Commitment Fee Rate resulting from a change in the Total Net Leverage Ratio after the Closing Date shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that such Applicable Commitment Fee Rate shall be based on the rates per annum set forth above for non Step-Down Periods if the Borrower fails to deliver the Compliance Certificate required to be delivered within the time periods specified for such delivery pursuant to Section 6.01, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the Business Day following the delivery thereof. In the event that any financial statement or Compliance Certificate delivered is inaccurate, and such inaccuracy, if corrected would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Commitment Fee Rate applied for such Applicable Period, then (i) the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period promptly upon becoming aware of such inaccuracy, (ii) the Applicable Commitment Fee Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall pay to the Administrative Agent (for the account of the Revolving Lenders during the Applicable Period or their successor and assigns) the accrued additional commitment fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Period within three (3) Business Days of the Administrative Agent’s written request therefor.

“Applicable Margin” means, for any Loan of any Type or Class, the applicable rate per annum set forth below opposite such Type or Class:

Facility	Floating Rate	Floating Rate during Step-Down Period	Eurodollar Rate	Eurodollar Rate during Step-Down Period
Revolving Loan	3.25%	3.00%	4.25%	4.00%
Term Loan	3.25%	N/A	4.25%	N/A
Swing Line Loan	3.25%	3.00%	N/A	N/A

For purposes of the foregoing, each change in the Applicable Margin with respect to a Revolving Loan or Swing Line Loan resulting from a change in the Total Net Leverage Ratio after the Closing Date shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that such Applicable Margin shall be based on the rates per annum set forth above for non Step-Down Periods if the Borrower fails to deliver the Compliance Certificate required to be delivered within the time periods specified for such delivery pursuant to Section 6.01, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the Business Day following the delivery thereof. In the event that any financial statement or Compliance Certificate delivered is inaccurate, and such inaccuracy, if corrected would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period promptly upon becoming aware of such inaccuracy, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successor and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period within three (3) Business Days of the Administrative Agent’s written request therefor.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Bank of America and Wells Fargo Securities, LLC and each of their respective successors, in their capacity as joint lead arranger.

“ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01) and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Auction Procedures” means the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Section 12.01(j) set forth in Exhibit H hereto.

“Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of any Person, acting singly and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Unless otherwise specified herein, each reference to an “Authorized Officer” shall be deemed to be a reference to an Authorized Officer of the Borrower. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.

“Basket Amount” means, at any time, the sum of:

(a)    50% of the cumulative positive Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) from the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at such time; plus

(b)    100% of the aggregate amount of cash contributed to the common equity capital of the Borrower following the Closing Date (other than (i) by a Subsidiary of the Borrower or (ii) proceeds of a Specified Equity Contribution); plus

(c)    to the extent a positive amount and not already included in Consolidated Net Income, an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investment made after the Closing Date pursuant to Section 6.17(a), 6.17(d), 6.17(t) or 6.17(v) less any amounts thereof used to make Investments pursuant to Section 6.17(a), 6.17(d) or 6.17(v) utilizing the then-available Remaining Basket Amount.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.07(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means

(1) For purposes of Section 3.07(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

a)

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or

b)	the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)    For purposes of Section 3.07(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00% with respect to Revolving Loans or 0.50% with respect to Term Loans, the Benchmark Replacement will be deemed to be 0.00% and 0.50%, respectively, for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficial Ownership” and “Beneficially Own” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 9.15(b) hereof.

“Bookrunners” means Bank of America and Wells Fargo Securities, LLC and each of their respective successors, in their capacities as joint bookrunners.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” is defined in Section 6.01.

“Borrowing Date” means a date on which a Credit Extension is made hereunder.

“Borrowing Notice” is defined in Section 2.11.

“Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Borrower with any Person (other than, in the case of clause (b)(A) of the definition of “Change of Control”, any sale of the Capital Stock of the Borrower) or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Borrower of all or substantially all of its assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York and, if such day relates to any Eurodollar Advance, means any such day that is also a London Banking Day.

“Calculation Date” is defined in Section 1.07.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Cash and Cash Equivalents” means:

(a)    U.S. dollars, Canadian dollars, Australian dollars, Japanese yen, New Zealand dollars, Norwegian krone, Swedish krona, Swiss franc or Pounds Sterling;

(b)    (x) euros or any national currency of any participating member state of the EMU or (y) such local currencies held from time to time in the ordinary course of business;

(c)    Government Securities;

(d)    securities issued by any agency of the United States or U.S. government-sponsored enterprise, which may or may not be backed by the full faith and credit of the United States, in each case maturing within 24 months or less and, in the case of securities issued by a government-sponsored enterprise that is not backed by the full faith and credit of the United States, with a rating, or guaranteed on a senior basis by an entity with a rating of its senior unsecured debt, of A3/A- or better from two of the following three rating agencies: (i) Moody’s, (ii) S&P or (iii) Fitch Ratings, Inc.;

(e)    certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, banker’s acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with a commercial bank with a rating, or guaranteed on a senior basis by an entity with a rating of its senior unsecured debt, of A3/A- or better from two of the following three rating agencies: (i) Moody’s, (ii) S&P or (iii) Fitch Ratings, Inc. In the event that a bank is not rated by any of the above named agencies, a rating of (A-) by Egan-Jones and a minimum level of total assets of $1,000,000 will qualify for $100,000,000 in total deposits;

(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 13 months after the date of creation thereof;

(g)    investment funds investing not less than 95% of their assets in securities of the types described in clauses (a) through (f) above or clause (i) below;

(h)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i)    overnight repurchase obligations for underlying securities or other investments of the types described in clauses (a) through (h) above with any bank or trust company organized under the laws of any state of the United States or any national banking association or any government securities dealer which is listed as reporting to the market statistics division of the Federal Reserve Bank of New York, in each case with such entity having capital and surplus in excess of $500,000,000 in the case of a domestic entity and $250,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign entity; and

(j)    Scheduled Restricted Investments.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for the LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case in an amount equal to 101% of such LC Exposure, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement, document or other instrument governing Cash Management Obligations incurred by the Borrower or any of its Subsidiaries.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (b) any Lender or Affiliate of a Lender that entered into a Cash Management Agreement prior to the Closing Date, in either case in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligation” means any obligations incurred (including by way of a guaranty) by the Borrower or any of its Subsidiaries in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds (including, without limitation, controlled disbursement, return items, interstate depository network services, pre-funding arrangements, corporate card services and international wire services).

“Change” is defined in Section 3.02.

“Change in Control” means the occurrence of any of the following:

(a)    any Person acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of the Borrower entitled to vote generally in the election of directors (“Outstanding Corporation Voting Stock”);

(b)    the consummation of a Business Combination pursuant to which either (A) the Persons that were the Beneficial Owners of the Outstanding Corporation Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns the Borrower or all or substantially all of the Borrower’s assets either directly or through one or more subsidiaries), or (B) any Person Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination;

(c)    the failure by the Borrower to directly or indirectly own 100% of the Capital Stock of MPSW or MoneyGram Payment Systems, Inc., a Delaware corporation (“MPSI”), in each case, other than in connection with the merger of MPSW or MPSI with and into the Borrower or another Guarantor; or

(d)    the adoption of a plan relating to the liquidation of the Borrower.

“Class”, when used in reference to any Commitment, Loan or Advance, refers to whether such Commitment, Loan, or the Loans comprising such Advance, are Revolving Credit Commitments, Revolving Loans, Additional Revolving Facilities, Term Loans, Incremental Term Loans or Swing Line Loans, Replacement Term Loans or Replacement Commitments.

“Closing Date” means July 21, 2021.

“Closing Date Term Loans” means Term Loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) to the Collateral Agent pursuant to any Collateral Document.

“Collateral Agent” means Bank of America, in the capacity of collateral agent for the Lenders and the other Secured Parties named in the Collateral Documents.

“Collateral Documents” means each security agreement, pledge agreement, mortgage and other document or instrument pursuant to which security is granted to the Collateral Agent pursuant hereto for the benefit of the Secured Parties to secure the Secured Obligations, including without limitation that certain Security Agreement, Pledge Agreement, Trademark Security Agreement and Patent Security Agreement, in each case dated as of the Closing Date and made between the Borrower and one or more other Loan Parties and the Collateral Agent and as amended, supplemented or otherwise modified and in effect from time to time.

“Co-Manager” means United Texas Bank and its successors, in its capacity as co-manager.

“Commitment” means a Revolving Credit Commitment or a Term Loan Commitment.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate delivered and/or required to be delivered pursuant to Section 6.01, in substantially the form of Exhibit E and signed by a Financial Officer.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, Consolidated Interest Expense of such Person for such period, but excluding (A) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of indebtedness at less than par, (B) debt refinancing costs, debt retirement costs, fees and costs of entering into and unwinding Rate Management Transactions, administrative agency fees and rating agency fees and (C) interest not paid in cash, whether in such period or any other.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis.

“Consolidated EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)    increased (without duplication) to the extent deducted in computing the Consolidated Net Income (except in the case of clause (viii) below) of such Person for such period by:

(i)    provision for taxes based on income or profits or capital gains of such Person and its Subsidiaries (including any tax sharing arrangements) and, without duplication, any tax settlements, costs or adjustments; plus

(ii)    Consolidated Interest Expense of such Person (including costs of surety bonds in connection with financing activities, to the extent included in Consolidated Interest Expense); plus

(iii)    Consolidated Depreciation and Amortization Expense of such Person; plus

(iv)    any fees and expenses incurred, or any amortization thereof regardless of how characterized by GAAP, in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, issuance, early retirement or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred as a result of any such transaction; plus

(v)    other non-cash charges reducing the Consolidated Net Income of such Person, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(vi)    the amount of any minority interest expense deducted in calculating the Consolidated Net Income of such Person (less the amount of any cash dividends or distributions paid to the holders of such minority interests); plus

(vii)    (A) non-recurring or unusual losses or expenses (including costs and expenses of litigation), (B) Government Settlement Costs and (C) severance, legal settlement, forfeiture, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing and amortization of signing bonuses; plus

(viii)    the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives (including the modification and renegotiation of contracts and other arrangements) and other “specified transactions” that are projected by the Borrower in good faith to result from actions that have been taken, are committed to be taken or with respect to which substantial steps have been taken (including prior to the Closing Date), in each case (A) net of the amount of actual benefits realized during such period from such actions, (B) calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized on the first day of the applicable period for the entirety of such period and (C) the pro forma “run rate” being the full benefit associated with any action taken, committed to be taken or with respect to which substantial steps have been taken calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been fully realized on the first day of the applicable period for the entirety of such period; provided that (1) the Borrower reasonably expects to realize such savings, operating expense reductions and/or synergies within 12 months after the consummation of such transaction or the taking of the applicable actions, (2) such cost savings, operating expense reductions and/or synergies are factually supportable and reasonably identified in writing to the Administrative Agent together with the delivery of each Compliance Certificate and (3) no cost savings, operating expense reductions and/or synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided further that the aggregate amount of addbacks under this clause (viii) together with amounts added back in accordance with Section 1.07(c) shall not exceed 20% of Consolidated EBITDA in the aggregate (calculated prior to giving effect to this clause (viii) and any pro forma adjustments made in accordance with Section 1.07(c)).

(b)    to the extent deducted or added in computing Consolidated Net Income of such Person for such period, increased or decreased by (without duplication) any non-cash net loss or gain resulting from currency remeasurements of indebtedness;

(c)    to the extent deducted or added in computing Consolidated Net Income of such Person for such period, increased or decreased by (without duplication) any loss or gain resulting from Rate Management Transactions; and

(d)    decreased (without duplication) to the extent included in computing Consolidated Net Income of such Person for such period by:

(i)    non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus

(ii)    non-recurring or unusual gains increasing Consolidated Net Income of such Person and its Subsidiaries.

“Consolidated Interest Expense” means with respect to any Person for any period, the sum, without duplication, of:

(a)    consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income for such period (including (A) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Rate Management Obligations or other derivative instruments pursuant to ASC Topic 815 (Derivatives and Hedging)), (D) the interest component of Finance Lease Obligations (subject to Section 1.06) and (E) net payments, if any, pursuant to interest rate Rate Management Obligations with respect to Indebtedness); plus

(b)    consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Finance Lease Obligation (subject to Section 1.06) shall be deemed to accrue at an interest rate implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Subsidiaries calculated on a consolidated basis for such period; provided, however, that, to the extent included in Net Income for such period and without duplication:

(i)    there shall be excluded in computing Consolidated Net Income (A) all extraordinary gains and losses and (B) solely for the purpose of determining the Basket Amount at any time, (1) all non-recurring or unusual losses or expenses (including costs and expenses of litigation and Government Settlement Costs), (2) severance, legal settlement, forfeiture, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing and amortization of signing bonuses and (3) costs, fees and expenses of the Transactions;

(ii)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(iii)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(iv)    any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(v)    the Net Income for such period of any Person that is not a Subsidiary thereof or that is accounted for by the equity method of accounting, shall be excluded, except to the extent of the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(vi)    solely for the purpose of determining the Basket Amount at any time, the Net Income or loss for such period of any Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or such income has been dividended or distributed to the Borrower or any of its Subsidiaries without such restriction (in which case the amount of such dividends or distributions or other payments that are actually paid in cash (or converted into cash) to the referent Person in respect of such period shall be included in Net Income); provided, however, that for the avoidance of doubt, any restrictions based solely on (1) financial maintenance requirements imposed as a matter of state regulatory requirements or (2) the type of restriction set forth in Section 6.18(q) or excluded from the definition of Liens pursuant to clause (b) or (d) of the definition thereof shall not result in the exclusion of Net Income (loss); and provided further that any net loss of any Subsidiary of such Person shall not be excluded pursuant to this clause (vi);

(vii)    without duplication of any amount excluded under clause (vi) above, and solely for the purpose of determining the Basket Amount at any time, any amount deducted in arriving at Excess Cash Flow for the relevant period pursuant to clause (xviii) of the definition thereof shall be deducted in arriving at Consolidated Net Income for the Borrower for such period;

(viii)    any net after-tax income (loss) from the early extinguishment of Indebtedness or Rate Management Obligations or other derivative instruments shall be excluded;

(ix)    any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any assets included in the Scheduled Restricted Investments;

(x)    any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any Specified Security or any asset included in the Restricted Investment Portfolio; and

(xi)    any impairment charge or asset write-off pursuant to ASC Topic 350 (Intangibles-Goodwill and Others) or ASC Topic 360 (Property, Plant and Equipment) and the amortization of intangibles arising pursuant to ASC Topic 805 (Business Combinations) will be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.13 only and in order to avoid double counting, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by the Borrower and its Subsidiaries, any repurchases and redemptions of Investments from the Borrower and its Subsidiaries, any repayments of loans and advances that constitute Investments by the Borrower or any Subsidiary, in each case to the extent such amounts increase clause (c) of the definition of Basket Amount.

“Consolidated Total Indebtedness” means, at any time, the amount of Indebtedness of the type referred to in clauses (i), (iii), (iv) and (v) of the definition thereof.

“Contingent Obligation” is defined in the definition of Indebtedness.

“Contract” is defined in Section 5.03.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.12.

“Covered Entity” has the meaning specified in Section 9.15(b) hereof.

“Covered Party” has the meaning specified in Section 9.15 hereof.

“CPA Change” means (x) any adoption or change in law, order, policy, rule or regulation, in each case to the extent occurring or arising after the Closing Date, (y) any request, rule, guideline or directive to implement or further effect the policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (z) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (any of the foregoing, an “Implementation”), which shall be deemed to be effective on the date on which Implementation is adopted or effected (and not on the date on which such act was initially enacted).

“Credit Extension” means the making of an Advance or the issuance, amendment, renewal or extension of a Letter of Credit.

“Credit Extension Date” means the Borrowing Date for an Advance or the date of the issuance, amendment (to the extent it increases the amount available for draw thereunder), renewal or extension of a Letter of Credit.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Default” means an event described in Article 7.

“Defaulting Lender” means an Affected Lender of the type described in clause (iii) or (iv) of Section 2.23(b) (other than an Affected Lender of the type described in subclause (y) of clause (iii) of Section 2.23(b) if the applicable writing or public statement relating to such Lender’s obligation to fund a Loan hereunder states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, is specifically identified in such writing or public statement) cannot be satisfied).

“Default Right” has the meaning specified in Section 9.15(b) hereof.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disgorged Recovery” means the portion, if any, of any payment or other distribution received by a Lender in satisfaction of Obligations of a Loan Party to such Lender, that is required in any Insolvency Proceedings or otherwise to be disgorged, turned over or otherwise paid to such Loan Party, such Loan Party’s estate or creditors of such Loan Party, whether because the transfer of such payment or other property is avoided or otherwise, including, without limitation, because it was determined to be a fraudulent or preferential transfer.

“Disqualified Institutions” means those (a) (i) banks and financial institutions and (ii) other Persons that are, in the case of this clause (ii), competitors of the Borrower and its Subsidiaries (“Competitors”), in each case that are identified by the Borrower as such in writing to the Administrative Agent (who will inform the Lenders by making available a list of Disqualified Institutions) on or prior to the Closing Date, (b) additional “Disqualified Institutions” identified by the Borrower as such in writing to the Administrative Agent (who will inform the Lenders by making available a list of Disqualified Institutions) from time to time; provided that, except in the case of a Competitor that is not an Incidental Competitor (as defined below), the inclusion of any Person as a Disqualified Institution following the Closing Date shall be reasonably acceptable to the Administrative Agent, and (c) any Affiliate of any of the foregoing that is reasonably identifiable solely on the basis of its name. As used herein, “Incidental Competitor” means any commercial bank with global funds transfer or payment services capabilities that are merely incidental to its primary business.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale) in whole or in part, in each case prior to the date 91 days after the Term Loan Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees, directors, managers or consultants of the Borrower or its Subsidiaries (or their direct or indirect parent) or by any such plan to such employees, directors, managers, consultants (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to its voluntary or involuntary liquidation preference.

“Dollars” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Auction” means an auction conducted by the Borrower or any of its Subsidiaries in order to purchase Term Loans as contemplated by Section 12.01(j), as applicable, in accordance with the procedures set forth in Exhibit H.

“DQ List” is defined in Section 12.01(k).

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1) a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.07(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Percentage” means, for any fiscal year of the Borrower, (i) if the Total Net Leverage Ratio determined on the last day of such fiscal year is greater than 3.250:1.000, 50% and (ii) if such Total Net Leverage Ratio determined on the last day of such fiscal year is less than or equal to 3.250:1.000, 0%.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Subsidiary of the Borrower (it being understood that assignments to the Borrower or any Subsidiary of the Borrower may only be made pursuant to Section 12.01(j)).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any Laws relating to pollution, emissions, contamination, the indoor or outdoor environment, human health and safety as such relates to the environment or natural resources or the use, treatment, storage, disposal, transport, handling, cleanup, or remediation of any hazardous or toxic substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable rule or regulation issued thereunder.

“ERISA Event” means, with respect to Borrower or any member of the Controlled Group, (a) the withdrawal of Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, with the attendant incurrence of liability by the Borrower or any member of its Controlled Group in accordance with Section 4062 of ERISA; (b) the filing of a notice of intent to terminate a Plan or the treatment of an amendment to such a Plan as a termination under section 4041 of ERISA at a time when the Plan has Unfunded Liabilities; (c) the institution of proceedings to terminate a Plan by the PBGC; or (d) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest based on clause (a) of the definition of Eurodollar Rate plus the Applicable Margin.

“Eurodollar Base Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Advance, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)    for any interest calculation with respect to a Floating Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)    if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate” means:

(a)    for any Interest Period with respect to any Eurodollar Advance comprised of Revolving Loans or Term Loans, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

provided that with respect to any Eurodollar Advance comprised of Term Loans for any Interest Period, the Eurodollar Rate shall not be less than 0.50% per annum; or

(b)    for any day with respect to any Floating Rate Advance, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the excess, if any, of:

(a)    the sum, without duplication, for such period of:

(i)    Consolidated EBITDA of the Borrower for such period (it being understood, for avoidance of doubt, that any Specified Equity Contribution shall not increase Consolidated EBITDA for purposes of this definition);

(ii)    foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from Rate Management Transactions), to the extent not otherwise included in calculating such Consolidated EBITDA;

(iii)    net cash gains resulting in such period from Rate Management Obligations and the application of ASC Topic 815 (Derivatives and Hedging) and International Accounting Standards No. 39 and their respective pronouncements and interpretations, to the extent not otherwise included in calculating such Consolidated EBITDA, including pursuant to clause (a)(ii) of Consolidated EBITDA;

(iv)    extraordinary, unusual or nonrecurring cash gains (other than gains on asset sales in the ordinary course of business, including Portfolio Securities), to the extent not otherwise included in calculating such Consolidated EBITDA; and

(v)    to the extent not otherwise included in calculating such Consolidated EBITDA, cash gains from any sale or disposition outside the ordinary course of business (excluding gains from Prepayment Events to the extent an amount equal to the Net Proceeds therefrom was applied to the prepayment of Term Loans pursuant to Section 2.10(b));

minus

(b)    the sum, without duplication, for such period of (in each case, except as expressly provided in clauses (vi) and (xvi) below, to the extent the same increased or was not otherwise deducted in determining such Consolidated EBITDA for such period):

(i)    the amount of any taxes, including taxes based on income, profits or capital, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes (to the extent added in calculating such Consolidated EBITDA), and including penalties and interest on any of the foregoing, in each case, payable in cash by the Borrower and its Subsidiaries (to the extent not otherwise deducted in calculating such Consolidated EBITDA);

(ii)    Consolidated Interest Expense, including costs of surety bonds in connection with financing activities (to the extent included in Consolidated Interest Expense), to the extent payable in cash and not otherwise deducted in calculating such Consolidated EBITDA;

(iii)    foreign currency translation losses paid in cash related to currency remeasurements of indebtedness (including any net cash loss resulting from Rate Management Transactions), to the extent not otherwise deducted in calculating such Consolidated EBITDA;

(iv)    without duplication of amounts deducted pursuant to this clause (iv) or clause (xvi) below in respect of a prior fiscal year, capital expenditures of the Borrower and its Subsidiaries made in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(d);

(v)    repayments of long-term Indebtedness (including (i) payments of the principal component of Finance Lease Obligations, (ii) the repayment of Loans pursuant to Section 2.10 (but excluding prepayments of Loans to the extent already deducted from Excess Cash Flow pursuant to clause (ii) of Section 2.10(d)) and (iii) the aggregate amount of any premium, make-whole or penalties paid in connection with any such repayments of Indebtedness, made by the Borrower and its Subsidiaries, but only to the extent that, in each case, such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) and increases in Consolidated Net Income due to a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or condemnation or similar proceeding) but not in excess of the amount of such increase;

(vi)    without duplication of amounts deducted pursuant to this clause (vi) or clause (xvi) below in respect of a prior fiscal year, the amount of Investments permitted by Section 6.17 (other than Investments in (x) Cash Equivalents and (y) the Borrower or any of its Subsidiaries, or any Investment funded with the proceeds of Indebtedness) made by the Borrower and its Subsidiaries in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(d);

(vii)    letter of credit fees paid in cash, to the extent not otherwise deducted in calculating such Consolidated EBITDA;

(viii)    extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating such Consolidated EBITDA;

(ix)    cash fees and expenses incurred in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, the issuance or repayment of any Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any cash charges or cash non-recurring merger costs incurred during such period as a result of any such transaction or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated);

(x)    cash charges or losses added to such Consolidated EBITDA pursuant to clauses (vi) or (vii) of the definition thereof (including all Government Settlement Costs) or to Consolidated Net Income pursuant to clauses (ii), (viii), (ix), (x) or (xi) of the definition thereof;

(xi)    the amount of Restricted Payments made pursuant to clause (f), (g) or (k) of Section 6.13, to the extent not funded with the proceeds of a substantially contemporaneous incurrence of Indebtedness;

(xii)    cash expenditures in respect of Rate Management Obligations (including net cash losses resulting in such period from Rate Management Obligations and the application of ASC Topic 815 and International Accounting Standards No. 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating such Consolidated EBITDA, including pursuant to clause (b) or such Consolidated EBITDA;

(xiii)    to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;

(xiv)    cash payments by the Borrower and its Subsidiaries in respect of long-term liabilities (other than Indebtedness) of the Borrower and its Subsidiaries;

(xv)    the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and signing bonus expenditures;

(xvi)    without duplication of amounts deducted from Excess Cash Flow in respect of a prior Excess Cash Flow Period, the aggregate consideration required to be paid in cash by the Borrower and its Subsidiaries pursuant to binding contracts (such amount, “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period relating to (A) Investments permitted by Section 6.17 (other than Investments (x) in Cash Equivalents, (y) in the Borrower or any of its Subsidiaries and (z) to be funded with the proceeds of Indebtedness incurred for such purpose), (B) capital expenditures or (C) cash restructuring expenses, in each case to be made or incurred during the fiscal year following the end of such Excess Cash Flow Period; provided that to the extent the aggregate amount paid toward such Investments, capital expenditures, or cash restructuring expenses during such subsequent fiscal year is less than the Contract Consideration that was deducted from the calculation of Excess Cash Flow for such Excess Cash Flow Period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent fiscal year;

(xvii)    to the extent added to Consolidated Net Income and not deducted in determining Consolidated EBITDA, Net Proceeds received by the Borrower or any Subsidiary of the Borrower from the sale or other disposition of, or any payment of principal of, or return on investment in respect of, Specified Securities; and

(xviii)    to the extent added in determining Consolidated Net Income and not deducted in determining Consolidated EBITDA, any portion of “Excess Cash Flow”, determined pursuant to all of the preceding clauses of this definition, that is attributable to a Subsidiary of the Borrower that is required to maintain a minimum net worth or similar requirement under applicable law, rule or regulation or by order, decree or power of any Governmental Entity, to the extent (and only to the extent) that the payment of cash by such Subsidiary to the Borrower in respect of such portion of Excess Cash Flow (by way of dividend, intercompany loan or otherwise) would result in such Subsidiary’s failure to comply with such requirement.

“Excess Cash Flow Period” means any fiscal year of the Borrower beginning with the fiscal year ending December 31, 2022.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor under the Guaranty, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement obtained for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty, or a grant by such Guarantor of a security interest to secure such Swap Obligation, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, in the case of each Lender, LC Issuer, applicable Lending Installation and the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on its overall net income, (b) franchise taxes and branch profits taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, LC Issuer or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s or LC Issuer’s principal executive office or such Lender’s or LC Issuer’s applicable Lending Installation is located, (c) in the case of a Non-U.S. Lender, any withholding Tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new Lending Installation) or is attributable to such Non-U.S. Lender’s failure or inability to comply with Section 3.05(d), (f) or (g), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.05(a), and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” is defined in the first recital hereto.

“Existing Debt” means, collectively, the Existing Revolving Loans, the Existing Term Loans and all Indebtedness in respect of the Second Lien Credit Agreement (as defined in the Existing Credit Agreement).

“Existing Revolving Loans” means all principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement with respect to the Revolving Credit Facility (as defined therein) immediately prior to the Closing Date.

“Existing Term Loans” means all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement with respect to the Term Facility (as defined therein) immediately prior to the Closing Date.

“Facility” means the Revolving Credit Facility, the Term Facility, any Incremental Facility or any Additional Revolving Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCA” is defined in Section 3.07.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain fee letter agreement between the Borrower and Bank of America, in its capacity as Administrative Agent, dated as of July 21, 2021.

“Finance Lease” shall have the meaning provided as of the Closing Date in ASC Topic 842 (Leases).

“Finance Lease Obligations” means the amount of the obligations under Finance Leases which would be shown as a liability on the balance sheet of a Person prepared in accordance with GAAP.

“Financial Officer” means the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer or any other officer with responsibilities customarily performed by such officers.

“First Lien/First Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of July 21, 2021, among the Administrative Agent, in its capacity as representative of the Secured Parties, and the 2021 First Lien Notes Trustee, in its capacity as representative of the secured parties with respect to the 2021 First Lien Notes.

“Fixed Amounts” has the meaning set forth in Section 1.12.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate plus the Applicable Margin.

“Foreign Plan” is defined in Section 5.09(d).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning set forth in Section 1.06.

“Government Securities” means securities that are:

(a)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of the principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of the principal of or interest on the Government Securities evidenced by such depository receipt.

“Government Settlement Costs” means any cash fines, penalties, forfeiture, settlement payments and/or other similar payments made by any Loan Party to any Governmental Entity, regardless of whether made before or after the Closing Date and including, without limitation, the $55,000,000 settlement payment to be made by the Borrower to the United States federal government in or around May, 2020.

“Governmental Entity” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any regulatory agency, commission, court, body, entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means (i) MPSW, MoneyGram Payment Systems, Inc., a Delaware corporation, MoneyGram International Payment Systems, Inc., a Delaware corporation, any Person which becomes a Guarantor pursuant to the last sentence of Section 6.23 and (ii) any other Wholly-Owned Subsidiary that (A) is a Material Domestic Subsidiary on the date hereof (other than any SPE) or (B) is required to become a Guarantor after the date hereof pursuant to Section 6.23.

“Guaranty” means that certain Guaranty dated as of the Closing Date executed by each Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders and the Secured Parties, as it may be amended, restated, amended and restated, supplemented or otherwise modified (including by joinder agreement) and in effect from time to time.

“Hazardous Materials” means (i) petroleum, petroleum by-products, petroleum derivatives, hydrocarbons, toxic mold, asbestos, lead based paint, radioactive materials, medical or infectious wastes or polychlorinated biphenyls and (ii) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics.

“Hedge Bank” means any Person that (i) at the time it enters into Rate Management Transaction with the Borrower or any Subsidiary, is a Lender or an Affiliate of a Lender or (ii) (x) is a party to a Rate Management Transaction with the Borrower or any Subsidiary entered into prior to the Closing Date and in existence on the date hereof, and (y) is a Lender or an Affiliate of a Lender as of the Closing Date, in each case as a party to such Rate Management Transaction.

“IBA” is defined in Section 3.07.

“Impacted Loans” is defined in Section 3.07.

“Incremental Amendment” is defined in Section 2.25(c).

“Incremental Facilities” is defined in Section 2.25(b).

“Incremental Lender” is defined in Section 2.25(c).

“Incremental Term Loan” is defined in Section 2.25(a).

“Incurrence Based Amounts” has the meaning set forth in Section 1.12.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) to the extent not otherwise included in this definition, Indebtedness of another Person whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations (or, without double counting, reimbursement obligations in respect thereof) which are evidenced by notes, acceptances, or other similar instruments to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (v) Finance Lease Obligations (subject to Section 1.06), (vi) letters of credit or similar instruments which are issued upon the application of such Person or upon which such Person is an account party to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (vii) to the extent not otherwise included, any obligation (each, a “Contingent Obligation”) by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, (viii) Rate Management Obligations, (ix) Disqualified Stock, and (x) any other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For the purposes hereof, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness shall be the lesser of the fair market value of such assets at the date of determination and the amount of the Indebtedness of the other Person secured by such asset. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) Payment Services Obligations, (ii) obligations to repay Payment Instruments Funding Amounts, (iii) Rate Management Obligations (to the extent incurred in the ordinary course of business and not for speculative purposes), and (iv) ordinary course contractual obligations with clearing banks relative to clearing accounts.

“Indemnitee” is defined in Section 9.06(b).

“Insolvency Proceedings” means, with respect to any Person, any case or proceeding with respect to such Person under U.S. federal bankruptcy laws or any other state, federal or foreign bankruptcy, insolvency, reorganization, liquidation, receivership or other similar laws, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.

“Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, (including all provisional divisional, continuation, continuation in part, and renewal applications) and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries) and any renewals, extensions or reissues of any of the foregoing, (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, all goodwill associated with the foregoing, registrations and applications for registration thereof, including all extensions, modifications and renewals of any such registration or application (iii) copyrights, software, databases, and registrations and applications for registration thereof, and any renewals or extensions thereof, (iv) confidential and proprietary information, trade secrets, and know-how, including any confidential inventions (whether patentable or not) and (v) all similar rights, however denominated, throughout the world.

“Interest Coverage Ratio” means, for any date, the ratio of (i) Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters ended on or most recently prior to such date to (ii) Consolidated Cash Interest Expense of the Borrower for such period.

“Interest Period” means, with respect to a Eurodollar Advance, a period of 1, 3 or 6 months (or, if acceptable to all relevant Lenders, 12 months) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, three or six months (or other applicable period) thereafter, provided, however, that (x) if there is no such numerically corresponding day in such next, third or sixth (or other corresponding) succeeding month, such Interest Period shall end on the last Business Day of such next, third or sixth (or other corresponding) succeeding month, (y) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such next succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (z) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” of a Person means all investments by such Person in any other Person in the form of any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), contribution of capital by such Person or Capital Stock, bonds, mutual funds, notes, debentures or other securities of such other Person.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the LC Issuer and the Borrower (or any Subsidiary) or in favor of the LC Issuer and relating to such Letter of Credit.

“Latest Maturity Date” means, at any date of determination, unless otherwise specified to apply to a specific Class of Loans or Commitments, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Replacement Term Loan, any Replacement Commitment, any Incremental Term Loans or any Additional Revolving Facility, in each case as extended in accordance with this Agreement from time to time.

“Law” means any federal, state, local or foreign law (including the common law), statute, ordinance, rule, regulation, judgment, judicial decision, code, order, injunction, arbitration award, writ, decree, agency requirement, license or permit of any Governmental Entity.

“LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit which has not yet been reimbursed by or on behalf of the Borrower.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Fee” is defined in Section 2.22(k).

“LC Issuer” means Bank of America and each other Lender that agrees in writing with the Borrower and the Administrative Agent to issue Letters of Credit, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.22(i). Each LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to any Letter of Credit, “LC Issuer” shall mean the issuer thereof.

“Lender” has the meaning specified in the introductory paragraph to this Agreement, any Person which becomes a party hereto pursuant to Section 2.25 and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes a Lender in its capacity as the Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement (including any Outstanding Letter of Credit).

“Letter of Credit Application” means a letter of credit application or agreement entered into or submitted by the Borrower pursuant to Section 2.22(b).

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Finance Lease or other title retention agreement). For the purposes hereof, none of the following shall be deemed to be Liens: (i) setoff rights or statutory liens arising in the ordinary course of business, (ii) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations; provided that such contractual obligations are no more restrictive in nature than those in effect on the Closing Date, (iii) Liens purported to be created under Repurchase Agreements; provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements, (iv) ordinary course of business contractual obligations with clearing banks relative to clearing accounts or (v) operating leases.

“Limited Condition Transaction” means (a) any permitted acquisition or other Investment permitted hereunder by the Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (b) any Restricted Payment in the nature of a dividend to the Borrower’s shareholders and (c) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” means a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, any amendment hereto, any Letter of Credit Application, any Notes issued pursuant to Section 2.16, the Guaranty, each Incremental Amendment, any applicable intercreditor agreements (including the First Lien/First Lien Intercreditor Agreement) and the Collateral Documents.

“Loan Parties” means the Borrower and each of the other Guarantors that is a party to a Loan Document.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Revolving Credit Facility Lenders” means two or more Revolving Lenders having more than 50% of the Aggregate Outstanding Revolving Credit Exposure and unused Revolving Commitments at such time, exclusive of any Defaulting Lenders.

“Material Adverse Effect” means any event, condition or circumstance that has occurred since December 31, 2020 that could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (iii) the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Domestic Subsidiary” means a Domestic Subsidiary (other than an SPE) which, together with its Subsidiaries, either (i) has 5% or more of the consolidated total assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination, (ii) accounted for 5% or more of consolidated total revenues of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of each fiscal year of the Borrower for the four consecutive fiscal quarters then ended or (iii) has been designated as a Material Domestic Subsidiary by the Borrower.

“Material Indebtedness” means Indebtedness and/or Rate Management Obligations in an outstanding principal or net payment amount of $35,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Registered IP” is defined in Section 5.18(b).

“Maturity Date” shall mean (i) with respect to the Closing Date Term Loans, the Term Loan Maturity Date, (ii) with respect to the Revolving Credit Commitments in effect on the Closing Date, the Revolving Credit Maturity Date and (iii) with respect to any Incremental Term Loans or any Additional Revolving Facility, the final maturity date as specified in the applicable Incremental Amendment; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day (notwithstanding anything to the contrary in Section 1.05).

“Moody’s” means Moody’s Investors Service, Inc.

“MPSW” means MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation.

“Multiemployer Plan” is defined in Section 5.09(c).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means, with respect to any event, (i) the cash proceeds received in respect of such event, including (A) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (B) in the case of a casualty, cash insurance proceeds, and (C) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (ii) the sum of direct costs relating to such event and the sale or disposition of such non-cash proceeds, including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and, if such costs have not been incurred or invoiced, the Borrower’s or the applicable Subsidiary’s good faith estimates thereof), amounts required to be applied to the repayment of principal, premium or penalty, if any, and interest on Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Non-U.S. Lender” is defined in Section 3.05(d).

“Note” means any one or more of a Revolving Credit Note, Term Note or Swing Line Note.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all reimbursement obligations with respect to LC Disbursements, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the other Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” is defined in Section 2.25(b).

“Other Rate Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.07(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Other Taxes” is defined in Section 3.05(b).

“Outstanding Letters of Credit” is defined in Section 2.22(l).

“Outstanding Revolving Credit Exposure” means, as to any Revolving Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its LC Exposure at such time, plus (iii) an amount equal to its Swing Line Exposure at such time.

“Pari Passu First Lien Debt” has the meaning set forth in Section 2.25.

“Participant” is defined in Section 12.01(d).

“Participant Register” is defined in Section 12.01(d).

“Payment Date” means the last Business Day of each calendar year quarter.

“Payment Instruments Funding Amounts” means amounts advanced to and retained by the Borrower and its Subsidiaries as advance funding for the payment instruments or obligations arising under an official check agreement or a customer agreement entered into in the ordinary course of business.

“Payment Service Obligations” means all liabilities of the Borrower and its Subsidiaries calculated in accordance with GAAP for outstanding payment instruments (as classified and defined as payment service obligations in the Borrower’s latest Annual Report on Form 10-K under the Exchange Act, and if the Borrower is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, the Borrower’s most recent audited financial statements).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permits” means all permits, licenses, authorizations, orders and approvals of, and filings, applications and registrations with, Governmental Entities.

“Permitted Intercompany Activities” means administrative, overhead, operating, technology or licensing arrangements and related payments or obligations in respect thereof entered into in the ordinary course of business or consistent with customary industry practices between or among the Borrower and its Subsidiaries that are, in the good faith judgment of the Borrower, necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries.

“Permitted Liens” means Liens permitted by Section 6.18.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Platform” is defined in Section 6.01.

“Portfolio Securities” means, collectively, portfolio securities (i) designated as “available for sale investments” on the Borrower’s consolidated financial statements or in the notes to the Borrower’s consolidated financial statements, as the case may be, or (ii) otherwise designated as investments on the Borrower’s consolidated financial statements or in the notes to the Borrower’s consolidated financial statements, as the case may be.

“Prepayment Event” means:

(a)    any sale, transfer or other disposition pursuant to Section 6.16(j) or (t) other than dispositions resulting in aggregate Net Proceeds not exceeding (1) $25,000,000 in the case of any single transaction or series of related transactions or (2) $50,000,000 for all such transactions during any fiscal year of the Borrower; or

(b)    the incurrence by the Borrower or any Domestic Subsidiary after the Closing Date of any Indebtedness other than Indebtedness permitted under Section 6.14.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Credit Commitment (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, such Lender’s Revolving Credit Commitment immediately prior to such expiration or termination, giving effect to any subsequent assignments made pursuant to the terms hereof and any subsequent repayments of such Lender’s Revolving Loans and reductions in such Lender’s participation exposure relative to Letters of Credit and Swing Line Loans) and the denominator of which is the Aggregate Revolving Credit Commitments (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, the Aggregate Revolving Credit Commitment immediately prior to such expiration or termination, giving effect to any subsequent repayments of the Revolving Loans and reductions in the aggregate participation exposure relative to Letters of Credit and Swing Line Loans).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” is defined in Section 6.01.

“QFC” has the meaning specified in Section 9.15(b) hereof.

“QFC Credit Support” has the meaning specified in Section 9.15 hereof.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, (ii) any guaranty of obligations described under clause (i) and (iii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Refinanced Commitment” and “Refinanced Term Loans” are each defined in Section 8.03.

“Refinanced Restricted Indebtedness” is defined in Section 6.13(e)(i).

“Refinancing Indebtedness” is defined in Section 6.14(j).

“Refinancing Restricted Indebtedness” is defined in Section 6.13(e).

“Register” is defined in Section 12.01(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Intercompany Debt” is defined in Section 6.14(v)(ii).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Government Bodies” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

“Remaining Basket Amount” means, at any time, the excess (if any) of (i) the Basket Amount determined at such time over (ii) the aggregate amount, from and after the Closing Date up to the time of determination, of (A) all Restricted Payments made pursuant to Section 6.13(g) and (B) Investments made in reliance on subclause (II) of Section 6.17(a)(v) or 6.17(t), all determined at the time of making any such Restricted Payment or Investment (each, in this definition, a “transaction”), before giving effect to such transaction but after giving effect to any and all other simultaneous transactions.

“Removal Effective Date” is defined in Section 10.06(b).

“Replacement Commitments” and “Replacement Term Loans” are each defined in Section 8.03.

“Reportable Event” means a reportable event as defined in Section 4043(c) of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by the Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.

“Repurchase Agreement” means an agreement of a Person to purchase securities arising out of or in connection with the sale of the same or substantially similar securities.

“Required Amount of Loans” means, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” (without giving effect to the first proviso in Section 8.02).

“Required Lenders” means, at any time, Lenders having in the aggregate more than 50% of the sum of (i) the Term Balance at such time plus (ii) the sum of the Aggregate Outstanding Revolving Credit Exposure and the unused Revolving Credit Commitments at such time, in each case exclusive of any Defaulting Lenders.

“Required Term Lenders” means, at any time, Term Lenders having in the aggregate more than 50% of the sum of the Term Balance at such time.

“Rescindable Amount” has the meaning as defined in Section 10.13.

“Resignation Effective Date” is defined in Section 10.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment Portfolio” means assets of the Borrower and its Subsidiaries which are restricted by state law, contract or otherwise designated by the Borrower for the payment of Payment Service Obligations.

“Restricted Payment” means (i) any dividend or distribution in respect of the Capital Stock of the Borrower or any Subsidiary, (ii) any redemption, repurchase, acquisition or other retirement of the Capital Stock of the Borrower and (iii) any principal or other payment (other than payments of interest) on, or any redemption, repurchase, defeasance, acquisition or other retirement of any Subordinated Indebtedness (other than, for the avoidance of doubt, Indebtedness permitted under Section 6.14(h), (s), (t), (v) and (w)) in each case prior to any scheduled repayment, sinking fund or maturity.

“Revolver Financial Covenants” shall mean the covenants set forth in Section 6.22.

“Revolver Financial Covenant Default” means (i) a failure to comply with Section 6.22 or (ii) the taking of any action by the Borrower or its Subsidiaries if such action was prohibited hereunder solely due to the existence of a Revolver Financial Covenant Default of the type described in clause (i) of this definition. It is understood and agreed that this definition may not be amended without the written consent of the Majority Revolving Credit Facility Lenders.

“Revolver Termination Date” means the first date on which the Revolving Credit Commitments shall have been terminated in full, all Revolving Loans shall have been paid in full, all accrued and unpaid interest and fees payable in connection with the Revolving Credit Commitments and the Revolving Loans shall have been paid in full, and there shall be no Letter of Credit outstanding hereunder that has not been fully Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable LC Issuer.

“Revolving Credit Commitment” shall mean, as to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swing Line Loans and Letters of Credit as provided for herein, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name, on the Commitment Schedule or in the Assignment and Acceptance or Incremental Amendment pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Maturity Date” means July 21, 2025 or, if such day is not a Business Day, the next preceding Business Day.

“Revolving Credit Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Revolving Lender” means a Lender having a Revolving Credit Commitment.

“Revolving Loan” means, with respect to a Revolving Lender, such Lender’s loans made pursuant to Section 2.03 hereof and any Additional Revolving Facilities.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto.

“Sanction(s)” means any economic or financial sanctions or trade embargoes administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“Scheduled Restricted Investments” means the securities listed on Schedule 2 hereto.

“Scheduled Unavailability Date” has the meaning specified in Section 3.07 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Secured Cash Management Obligation” means any Cash Management Obligation that is owed by the Borrower or any of its Subsidiaries to any Cash Management Bank.

“Secured Hedge Obligation” means any Rate Management Obligation that is owing by the Borrower or any of its Subsidiaries to any Hedge Bank regardless of whether such Hedge Bank ceases to be a Lender or an Affiliate of a Lender, but excluding (a) Rate Management Obligations arising from trades or confirmations entered into after such Hedge Bank ceases to be a Lender or an Affiliate of a Lender and (b) solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, Excluded Swap Obligations owing by such Guarantor.

“Secured Obligations” means, collectively, the Obligations, the Secured Cash Management Obligations and the Secured Hedge Obligations.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and the Cash Management Banks.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Settlement Assets” means all assets of the Borrower and its Subsidiaries held for the payment of outstanding Payment Service Obligations, including Cash and Cash Equivalents, accounts receivable and Portfolio Securities (or substantially equivalent categories or any other assets otherwise designated by the Borrower for the payment of Payment Service Obligations and, in each case, which are classified and defined as settlement assets in the Borrower’s latest Annual Report on Form 10-K under the Exchange Act, and if the Borrower is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, the Borrower’s most recent audited financial statements).

“Similar Business” means (i) the global funds transfer and payment services business conducted by the Borrower and its Subsidiaries, (ii) any other business described under the heading “Business” in the Borrower’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended December 31, 2020, and (iii) any business that is similar, reasonably related, incidental, complementary or ancillary thereto or any reasonable extension thereof.

“Single Employer Plan” means a Plan other than a Multiemployer Plan.

“SOFR” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.07(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

“Solvent” means, after giving effect to the consummation of the Transactions, including the making of the Loans under this Agreement on the Closing Date, and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Default” means a Default under Section 7.02, 7.06 or 7.07.

“Specified Equity Contribution” is defined in Section 6.22 and, for the avoidance of doubt, includes a “Specified Equity Contribution” as such term is used in Section 6.27.

“Specified Securities” means the securities set forth on Schedule 2 listed under “C-2” and “C-3”.

“SPEs” means Ferrum Trust, a Delaware business trust, and, to the extent the formation thereof is not prohibited hereunder, any Wholly-Owned Subsidiary of the Borrower or trust (which is consolidated with the Borrower for financial statement purposes), in each case formed for the limited organizational purpose of isolating and transferring a limited and specified pool of assets and related rights and obligations with respect to Payment Service Obligations, which assets shall consist solely of (i) Cash and Cash Equivalents, (ii) Portfolio Securities (including, for purposes of clarity, Scheduled Restricted Investments), (iii) accounts receivable and (iv) Rate Management Obligations (with respect to interest rate hedging) that relate to Portfolio Securities and Payment Service Obligations.

“Step-Down Period” means, for Revolving Loans or Swing Line Loans, any period, after the first six months after the Closing Date, during which the Total Net Leverage Ratio is less than 2.75:1.00 (such period to be measured as provided in the definition of Applicable Margin).

“Subordinated Indebtedness” means any Indebtedness which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the Obligations.

“Subsidiary” of a Person means:

(a)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(b)    any partnership, joint venture, limited liability company or similar entity of which:

(i)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii)    such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(c)    with respect to the Borrower and any Subsidiary which owns such SPE, any SPE.

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets (excluding Portfolio Securities) of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Successor Company” is defined in Section 6.15(a).

“Successor Person” is defined in Section 6.15(b).

“Supported QFC” has the meaning specified in Section 9.15 hereof.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“SWIFT” is defined in Section 2.22(f).

“Swing Line Borrowing Notice” is defined in Section 2.07(b).

“Swing Line Commitment” means, with respect to the Swing Line Lender, its commitment to make Swing Line Loans to the Borrower pursuant to Section 2.07 in an aggregate outstanding amount at no time exceeding its Swing Line Commitment amount specified on the Commitment Schedule.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means Bank of America.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.07.

“Swing Line Note” means a promissory note, in substantially the form of Exhibit C hereto, with appropriate insertions, and payable to the order of the Swing Line Lender in the principal amount of its Swing Line Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Balance” means, at any time, the then aggregate outstanding principal amount of the Term Loans.

“Term Facility” means the Term Loans and the Term Loan Commitments made available to the Borrower on the Closing Date.

“Term Lender” means, at any time, each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan” means, with respect to each Lender, such Lender’s pro-rata portion of (i) any term Advance made by the Lenders on the Closing Date pursuant to Section 2.01 and (ii) any Incremental Term Loan, and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance or (ii) an Incremental Amendment. The amount of each Lender’s Term Loan Commitment is set forth on the Commitment Schedule or in the Assignment and Acceptance or Incremental Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be. The Term Loan Commitment of each Lender, if any, shall be immediately and automatically reduced by the principal amount of Term Loans made by such Lender pursuant to Section 2.01.

“Term Loan Maturity Date” means July 21, 2026 or, with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment (or, in either case, if such day is not a Business Day, the next preceding Business Day).

“Term Note” means a promissory note, in substantially the form of Exhibit B hereto, with appropriate insertions, and payable to the order of a Lender in the amount of such Lender’s Term Loan, including any amendment, modification, renewal.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Net Leverage Ratio” means, at any time, the ratio of (i) (A) Consolidated Total Indebtedness of the Borrower and its Subsidiaries at such time minus (B) the lesser of (x) the aggregate amount of unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries at such time and (y) $100,000,000 to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the then most-recently ended four fiscal quarters for which financial statements are available.

“Transactions” means the transactions contemplated by this Agreement and the other Loan Documents including, without limitation, the execution and delivery of this Agreement and the other Loan Documents, the borrowing of Loans hereunder, the incurrence of Indebtedness with respect to the 2021 First Lien Notes, the refinancing of the Existing Debt and the payment of fees and expenses in connection with the foregoing.

“Transferee” is defined in Section 12.02.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans based on the assumptions used for purposes of ASC Topic 715 (Compensation-Retirement Benefits).

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Lender” is defined in Section 3.05(e).

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.15 hereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(a)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(b)    the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03.    Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 1.04.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.05.    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Advances, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.06.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time in the United States, but (i) without giving effect to any changes in lease accounting after the Closing Date and (ii) any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements (such principles as so modified, “GAAP”). If at any time any change in GAAP or application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or application thereof prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder; provided, that (a) Indebtedness shall not include any obligation in respect of any “operating lease” as defined under ASC Topic 842 (Leases) and (b) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC Topic 842 (Leases) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC Topic 842 (Leases) (on a prospective or retroactive basis or otherwise) to be treated as Finance Lease Obligations in the financial statements.

Section 1.07.    Pro Forma Calculations. For purposes of determining compliance with any ratio set forth herein, such ratio shall be calculated in each case on a pro forma basis as follows:

(a)    In the event that the Borrower or any Subsidiary incurs, assumes, guarantees or redeems any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of such ratio is made (the “Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable reference period.

(b)    For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Borrower or any Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.

(c)    For purposes of the calculations referred to herein, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in good faith by a responsible financial or accounting officer of the Borrower. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower, to reflect any operating expense reductions and other operating improvements or synergies projected in good faith to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable, (y) with respect to operational changes resulting from an acquisition, such actions are taken or committed to be taken no later than 12 months after date of such acquisition and (z) (i) such projected operating expense reductions, operating improvements and synergies in respect of operational changes (not resulting from an acquisition) included in any pro forma calculation shall not be duplicative of amounts added back pursuant to clause (a)(viii) of the definition of Consolidated EBITDA and (ii) the aggregate amount of projected operating expense reductions, operating improvements and synergies in respect of operational changes (not resulting from an acquisition) taken together with amounts added back to Consolidated EBITDA pursuant to clause (a)(viii) of the definition thereof shall not exceed 20% of Consolidated EBITDA for any four consecutive fiscal quarter period (calculated prior to giving effect to such addbacks) unless otherwise approved by the Administrative Agent.

(d)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Rate Management Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.

(e)    Any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during the reference period, and any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during the reference period.

Section 1.08.    Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.09.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

Section 1.10.    LLC Division/Series Transactions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time. Any reference herein and in the Loan Documents to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division or plan of division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.11.    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Loans under Incremental Facilities, Replacement Term Loans, Loans in connection with any Replacement Commitments, or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.12.    Negative Covenant Compliance. For purposes of determining whether the Borrower and its Subsidiaries comply with any exception to any negative covenant contained in Article 6 (other than Section 6.22 and Section 6.27) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests, and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether the Borrower and its Subsidiaries comply with any negative covenant in Article 6 (other than Section 6.22 and Section 6.27), to the extent that any obligation or transaction could be attributable to more than one exception to any such negative covenant, the Borrower may elect to categorize and/or recategorize from time to time all or any portion of such obligation or transaction to any one or more exceptions to such negative covenant that permit such obligation or transaction. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”; including, for the avoidance of doubt, any grower component) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence. If any transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Amount, could subsequently be re-divided and re-classified as an Incurrence Based Amount, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Borrower.

ARTICLE 2

THE CREDITS

Section 2.01.    Term Loans.

(a)    Each Term Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower on the Closing Date in the amount of its respective Term Loan Commitment. No amount of the Term Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Closing Date, each Term Lender shall make available funds equal to its Term Loan Commitment in immediately available funds to the Administrative Agent at its address specified pursuant to Article 13. Gross proceeds required to be funded by each Term Lender with respect to its Term Loan shall be funded net of 0.50% of the principal amount of such Term Loan, which shall represent original issue discount with respect to the Term Loans.

Section 2.02.    Term Loan Repayment.

(a)    From and after the Closing Date, the Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December, 2021, an amount equal to $1,000,000 (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(a)) and (ii) on the Term Loan Maturity Date, the aggregate principal amount of such Term Loans outstanding on such date (or, in the case of Incremental Term Loans, as provided in the applicable Incremental Amendment), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)    To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date (or, in the case of Incremental Term Loans, as provided in the applicable Incremental Amendment), together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)    All repayments pursuant to this Section 2.02 shall be subject to Section 3.04, but shall otherwise be without premium or penalty.

Section 2.03.    Revolving Credit Commitments.

From and including the Closing Date and prior to the Revolving Credit Maturity Date (or, in the case of Additional Revolving Facilities, as specified in the Incremental Amendment), each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make or continue Revolving Loans to the Borrower from time to time and (b) participate in Letters of Credit issued upon the request of the Borrower; provided that, after giving effect to the making of each such Revolving Loan or Swing Line Loan and the issuance of each such Letter of Credit, such Lender’s Outstanding Revolving Credit Exposure shall not exceed in the aggregate the amount of its Revolving Credit Commitment and the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans, in whole or in part, at any time prior to the Revolving Credit Maturity Date (or, in the case of Additional Revolving Facilities, as specified in the Incremental Amendment). The Revolving Credit Commitment of each Revolving Lender to extend credit hereunder shall expire on the Revolving Credit Maturity Date (or, in the case of Additional Revolving Facilities, as specified in the Incremental Amendment).

Section 2.04.    Other Required Payments. All outstanding Revolving Loans, Swing Line Loans, unreimbursed LC Disbursements and all other unpaid Obligations shall be paid in full by the Borrower on the Revolving Credit Maturity Date or, in the case of Additional Revolving Facilities, as specified in the Incremental Amendment.

Section 2.05.    Ratable Loans. Each Revolving Loan hereunder shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Pro Rata Shares.

Section 2.06.    Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.11 and 2.12, or Swing Line Loans selected by the Borrower in accordance with Section 2.07.

Section 2.07.    Swing Line Loans.

(a)    Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.07, agrees to make Swing Line Loans to the Borrower from time to time from and including the Closing Date and prior to its Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the Swing Line Lender’s outstanding Swing Line Loans exceeding its Swing Line Commitment, (ii) the sum of the Aggregate Outstanding Revolving Credit Exposure exceeding the Aggregate Revolving Credit Commitment or (iii) any Revolving Lender’s Outstanding Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Credit Commitment; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. The Borrower will repay in full each Swing Line Loan on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.11 that such payment be financed with a Revolving Loan which is a Floating Rate Advance in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan.

(b)    To request a Swing Line Loan, the Borrower shall notify the Administrative Agent of such request by telephone or electronic mail in a form acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Borrower (to such telephone number or electronic mail addresses as the Administrative Agent shall specify) (in each case confirmed by delivery by telecopy to the Swing Line Lender and the Administrative Agent of the Swing Line Borrowing Notice), not later than 1:00 p.m., New York City time, on the day of a proposed Swing Line Loan; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Swing Line Borrowing Notice. Each such notice (a “Swing Line Borrowing Notice”) shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swing Line Loan, which shall be an amount not less than $1,000,000. The Administrative Agent will promptly advise the Swing Line Lender of any such notice received from the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first sentence of Section 2.07(a) or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make such Swing Line Loan available to the Borrower by means of a credit to a general deposit account of the Borrower with the Swing Line Lender or wire transfer to an account designated by the Borrower (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.22(e), by remittance to the LC Issuer) by 3:00 p.m., New York City time, on the requested date of such Swing Line Loan.

(c)    The Swing Line Lender at any time in its sole and absolute discretion may (and shall on the tenth (10th) Business Day after the Borrowing Date of each Swing Line Loan made by it that is then still outstanding) by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (ii) the occurrence or continuance, prior to or after the funding of any Swing Line Loan, of a Default or Unmatured Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or (iv) any other circumstance, happening or event whatsoever, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Sections 2.11 and 2.21 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.08.    Commitment Fee; Reductions in Aggregate Revolving Credit Commitment.

(a)    (i) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (other than any Revolving Lender that is a Defaulting Lender), which shall accrue at the Applicable Commitment Fee Rate calculated per annum on the daily amount of the difference between the Revolving Credit Commitment of such Lender and the Outstanding Revolving Credit Exposure (excluding Swing Line Exposure) of such Lender during the period from and including the Closing Date but excluding the date on which such Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Revolving Lenders in minimum amounts of $5,000,000 and integral multiples of $1,000,000 in excess thereof, upon written notice to the Administrative Agent no later than by 12:00 noon, New York City time, three Business Days prior to the date of such reduction, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure (after giving effect to any concurrent repayments in respect of Revolving Loans or Cash Collateralization of LC Exposure) and further provided that a notice of a reduction of the Aggregate Revolving Credit Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Credit Extensions hereunder.

Section 2.09.    Minimum Amount of Each Advance. Each Eurodollar Advance (other than an Advance to repay Swing Line Loans or with respect to any Incremental Term Loans or Additional Revolving Credit Facilities, to the extent otherwise provided in the related Incremental Amendment) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than a Swing Line Loan or with respect to any Incremental Term Loan or Additional Revolving Facility, to the extent otherwise provided in the related Incremental Amendment) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Revolving Loan which is a Floating Rate Advance may be in the amount of the unused Aggregate Revolving Credit Commitment.

Section 2.10.    Optional and Mandatory Principal Payments.

(a)    The Borrower may from time to time pay, without premium or penalty except as provided in clause (b) below, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day’s prior notice in a form acceptable to the Administrative Agent (by no later than 1:00 p.m. New York City time on such date of the notice) to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice, in a form acceptable to the Administrative Agent, to the Administrative Agent and the Swing Line Lender by 1:00 p.m., New York City time, on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.04 and subject to clause (b) below, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice in a form acceptable to the Administrative Agent (by no later than 1:00 p.m. New York City time on such date of the notice) to the Administrative Agent. All voluntary principal payments in respect of the Term Loan shall be applied to the principal installments thereof in such order as the Borrower may elect, or if not so specified on or prior to the date of such optional prepayment, in the direct order of maturity. All mandatory principal payments in respect of the Term Loan shall be applied to the principal installments thereof under Section 2.02 in the direct order of maturity.

(b)    In the event that, on or prior to the date that is six months after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.10(c) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing

Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay the Term Loans until paid in full and/or Revolving Loans in accordance with Section 2.10(e) below; provided that in the case of any such event described in clause (a) of the definition of the term “Prepayment Event,” if the Borrower or any Subsidiary applies (or commits to apply) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds to pay all or a portion of the purchase price in connection with an Acquisition permitted hereunder of a Similar Business or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other assets (other than Cash Equivalents) useful or to be used in the business of the Borrower and the Subsidiaries (and, in each case, the Borrower has delivered to the Administrative Agent within five Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Specified Default has occurred and is continuing as of such date), then, so long as no Specified Default has occurred and is continuing at the time of the giving of such notice and at the time of the proposed reinvestment, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such 12 month period, (or if committed to be so applied within such 12 month period, have not been so applied within 180 days after such 12 month period has expired). The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of the Borrower or any Subsidiary to apply Net Proceeds in accordance with this Section 2.10(c).

(d)    Following the end of each Excess Cash Flow Period of the Borrower, commencing with the Excess Cash Flow Period ending on December 31, 2022, the Borrower shall prepay the Term Loans and/or Revolving Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period. Each prepayment pursuant to this clause shall be made on or before the date that is five Business Days after the date on which annual financial statements are required to be delivered pursuant to Section 6.01(a) with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated. Notwithstanding the foregoing, the amount required to be prepaid pursuant to this clause with respect to any Excess Cash Flow Period shall be reduced dollar-for-dollar by the amount of (i) voluntary prepayments of Revolving Loans which were accompanied by corresponding permanent reductions in the Aggregate Revolving Credit Commitment, (ii) all optional prepayments of the Term Loans, and (iii) mandatory prepayments of the Term Loans, in each case only to the extent that such prepayments (A) were made by the Borrower or its Subsidiaries after the start of the applicable Excess Cash Flow Period and prior to the due date for (or, if earlier, the actual payment date of) the prepayment under this clause with respect to such Excess Cash Flow Period and (B) have not resulted in a reduction of Excess Cash Flow or prepayments pursuant to this clause with respect to any prior Excess Cash Flow Period.

(e)    In the event of a prepayment pursuant to Section 2.10(b), the prepayment amount shall be applied, first to repay outstanding Term Loans (and principal installments thereof on a pro rata basis) and second, to repay outstanding Revolving Loans, without any corresponding reduction in the Revolving Credit Commitment.

Section 2.11.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in a form acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Borrower, not later than 12:00 noon, New York City time, on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Notice. Each such notice shall specify:

(a)    the Borrowing Date, which shall be a Business Day, of such Advance,

(b)    the aggregate amount of such Advance,

(c)    the Type of Advance selected, and

(d)    in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m., New York City time, on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will make the funds so received from the Lenders available to the Borrower in an account designated in writing by the Borrower. Borrower shall not have more than 8 Eurodollar Advances outstanding at one time.

Section 2.12.    Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.09, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swing Line Loans) into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice in a form acceptable to the Administrative Agent (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 noon, New York City time, at least three Business Days prior to the date of the requested conversion or continuation (provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Conversion/Continuation Notice), specifying:

(a)    the requested date, which shall be a Business Day, of such conversion or continuation,

(b)    the aggregate amount and Type of the Advance which is to be converted or continued, and

(c)    the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

Section 2.13.    Changes in Interest Rate, Etc. Each Floating Rate Advance (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.12, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12 hereof, at a rate per annum equal to the Floating Rate plus the Applicable Margin for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid hereof, at a rate per annum equal to the Floating Rate plus the Applicable Margin for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.11 and 2.12 and otherwise in accordance with the terms hereof, plus the Applicable Margin. No Interest Period may end after the Maturity Date applicable to each Lender.

Section 2.14.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.11, 2.12 or 2.13, during the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default under Section 7.02, unless waived by the Required Lenders or until such defaulted amount shall have been paid in full, (a) each overdue Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable hereunder to such Interest Period plus 2% per annum and (b) each overdue Floating Rate Advance and all overdue fees and other overdue amounts payable hereunder shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus the Applicable Margin plus 2% per annum, in each case without any election or action on the part of the Administrative Agent or any Lender.

Section 2.15.    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of reimbursement obligations with respect to LC Disbursements for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the applicable Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.15 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.22(e).

Section 2.16.    Noteless Agreement; Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall also maintain the Register as set forth in Section 12.01(c).

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)    Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of a Revolving Credit Note, a Term Note or a Swing Line Note, in each case as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.17.    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

Section 2.18.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon, New York City time, at the place of payment. If any payment of principal of or interest on an Advance or other amount hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Section 2.19.    Notification of Advances, Interest Rates, Prepayments and Revolving Credit Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Letter of Credit hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

Section 2.20.    Lending Installations. Each Lender may book its Loans and its participation in any LC Exposure and the LC Issuer may book the Letters of Credit at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Exposure and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.

Section 2.21.    Non Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent of (a) in the case of a Lender, prior to 1:00 p.m., New York City time, on the date on which it is scheduled to make payment of the proceeds of a Loan to the Administrative Agent or (b) in the case of the Borrower, prior to 11:00 a.m., New York City time, on the date on which it is scheduled to make a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

Section 2.22.    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the applicable LC Issuer, at any time and from time to time from and including the Closing Date and prior to the date that is seven days prior to the Revolving Credit Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein contained to the contrary, the LC Issuer shall not be under any obligation to issue any Letter of Credit if the issuance of the Letter of Credit would violate one or more policies of the LC Issuer applicable to letters of credit generally.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall mail, hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to the LC Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit in Dollars, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

If requested by the LC Issuer, the Borrower also shall submit a letter of credit application on the LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Exposure shall not exceed $32,500,000, (y) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment and (z) each Revolving Lender’s Outstanding Revolving Credit Exposure does not exceed such Revolving Lender’s Revolving Credit Commitment.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit and (y) seven days prior to the Revolving Credit Maturity Date then in effect; provided that any Letter of Credit with a one year period may provide for the renewal thereof for additional one year periods but in no event shall the date of such Letters of Credit extend beyond the period in clause (y) hereof.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuer or the Lenders, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the LC Issuer, such Lender’s Pro Rata Share of each LC Disbursement made by the LC Issuer and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day next following the date notice of such drawing is given to the Borrower (any such notice received after 1:00 p.m., New York City time, shall be deemed received by the Borrower on the next Business Day); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.07 or 2.11 that such payment be financed with a Revolving Loan which is a Floating Rate Advance or Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swing Line Loan. If the Borrower fails to reimburse an LC Disbursement when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Sections 2.11 and 2.21 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the LC Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the LC Issuer, then to such Lenders and the LC Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the LC Issuer for any LC Disbursement (other than the funding of a Revolving Loan or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. Until each Lender funds its Revolving Loan or Swing Line Loan pursuant to this Section 2.22(e) to reimburse the LC Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the LC Issuer.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith, in each case on the part of the LC Issuer, the LC Issuer shall be deemed to have exercised care in each such determination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the LC Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is given as aforesaid. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The LC Issuer shall not be under any obligation to issue any Letter of Credit if any Revolving Lender is at such time a Defaulting Lender hereunder, unless the LC Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the LC Issuer’s risk with respect to such Lender (after giving effect to Section 2.26(a)(iii)). The LC Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Disbursement Procedures. The LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the LC Issuer and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made (or, if notice of such LC Disbursement is given later than 1:00 p.m., New York City time, on the date of such LC Disbursement, then from and including the next Business Day) to but excluding the date that the Borrower reimburses such LC Disbursement, at the Floating Rate plus the Applicable Margin; provided that, if the Borrower fails to reimburse such LC Disbursement within five Business Days of the date when due pursuant to paragraph (e) of this Section, then the unpaid amount thereof shall bear interest, for each day from and including the date when due to and including the date that the Borrower reimburses such LC Disbursement, at the Floating Rate plus the Applicable Margin plus 2% per annum. Interest accrued pursuant to this paragraph shall be for the account of the LC Issuer with respect to the applicable Letter of Credit, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such LC Issuer shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of LC Issuers. An LC Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to paragraph (k) of this Section. From and after the effective date of any such replacement, (x) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If any Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding that the Borrower provide Cash Collateral for the LC Exposure (which notice shall be delivered no earlier than the earlier of the fifth Business Day of such Default continuing and the date of any acceleration of the Obligations with respect to such Default), the Borrower shall, on the Business Day of the receipt of such notice, Cash Collateralize the LC Exposure; provided that (i) the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to the Borrower described in Section 7.06 or 7.07 and (ii) no such notice may be sent to the Borrower solely in respect of a Default with respect to Section 6.22 prior to the expiration of the applicable cure period with respect thereto. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.

(k)    Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than any Revolving Lender that is a Defaulting Lender) a participation fee (the “LC Fee”) with respect to its participations in Letters of Credit, which shall accrue at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans that are Eurodollar Advances on the face amount of such Letters of Credit during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each LC Issuer a fronting fee, which shall accrue at the rate per annum separately agreed upon (but no more than 0.125% per annum) between the Borrower and such LC Issuer on the daily amount of the LC Exposure with respect to Letters of Credit issued by such LC Issuer (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the LC Issuers pursuant to this paragraph shall be payable within 30 days after demand. All LC Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(l)    Outstanding Letters of Credit. The letters of credit set forth on Schedule 2.22 hereto (the “Outstanding Letters of Credit”) were issued or deemed issued pursuant to the Existing Credit Agreement and remain outstanding as of the date of this Agreement. The Borrower, the LC Issuer and each of the Revolving Lenders hereby agree with respect to the Outstanding Letters of Credit that effective upon the Closing Date (A) such Outstanding Letters of Credit shall be deemed to be Letters of Credit issued under and governed in all respects by the terms and conditions of this Agreement and (B) each Lender shall participate in each Outstanding Letter of Credit in an amount equal to its Pro Rata Share of the face amount of such Outstanding Letter of Credit.

(m)    Benefits and Immunities. The LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 10 with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 10 included the LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the LC Issuer.

Section 2.23.    Mitigation Obligations; Replacement of Lender.

(a)    If any Lender requires the Borrower to pay any additional amount to any Lender or to any Governmental Entity for the account of any Lender pursuant to Section 3.05, then such Lender shall use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) the Borrower is required pursuant to Section 3.01, 3.02 or 3.05 to make any additional payment to any Lender, (ii) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.03, (iii) any Lender shall (x) default in its obligation to fund Loans hereunder or to pay to the Administrative Agent, the LC Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, (y) notify the Borrower, the Administrative Agent, the LC Issuer or the Swing Line Lender in writing that it does not intend to comply with its obligation to fund Loans hereunder, or has made a public statement to that effect or (z) fail, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be an “Affected Lender” pursuant to this clause (z) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (iv) any Lender or such Lender’s direct or indirect parent company shall become the subject of a bankruptcy, insolvency, reorganization, receivership, liquidation or any similar proceeding (provided that a Lender shall not be an “Affected Lender” hereunder solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender) or has become the subject of a Bail-in Action, or (v) any Lender shall fail to consent to a departure or waiver of any provision of the Loan Documents or fail to agree to any amendment thereto, which waiver, consent or amendment requires the consent of all Lenders or of all Lenders directly affected thereby and has been consented to by the Required Lenders (any Lender described in clause (i), (ii), (iii), (iv), or (v) being an “Affected Lender”), the Borrower may (x) elect to replace such Affected Lender as a Lender party to this Agreement; provided that the Borrower shall have such right only if (i) concurrently with such replacement, (A) another bank or other entity (other than a Disqualified Institution at the time of assignment) which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.01 applicable to assignments, and (B) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (x) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.01, 3.02 and 3.05, and (y) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.04 had the Loans or other Obligations of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, (vi) in the case of clause (i) or (ii) above, such additional payments continue to be required or such suspension is still effective and will be reduced or negated by such assignment and (vii) in the case of clause (v) above, the applicable Eligible Assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents or (y) terminate all Commitments of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date (including any amounts owing pursuant to Section 3.04 as a result of such repayment).

Section 2.24.    Pro Rata Treatment.

(a)    Except as provided below in this Section 2.24 and as required or provided under Section 2.07, 2.22, 2.23(b), 3.01, 3.02, 3.04, 3.05, 11.02 or 12.01(j), each Advance, each payment or prepayment of principal of any Advance, each payment of interest on the Loans, each payment of the commitment fee set forth in Section 2.08 and the LC Fee, each reduction of the Revolving Credit Commitment and each conversion of any Advance to or continuation of any Advance as an Advance of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans).

(b)    Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of Collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Administrative Agent, the Collateral Agent or any Lender) made or applied in respect of any of the Obligations (i) following any acceleration of the Obligations, (ii) during the existence of a Default under Section 7.02 or (iii) during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (A) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the LC Issuer in its capacity as such and the Collateral Agent in its capacity as such (ratably among the Administrative Agent, the LC Issuer and the Collateral Agent in proportion to the respective amounts described in this clause first payable to them); (B) second, to payment of (i) that portion of the Obligations constituting principal of and accrued and unpaid interest (including any default interest) on the Loans (ratably among such Lenders in proportion to the respective amounts described in this clause (B) payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings, and reimbursement obligations, interest and fees in respect of Letters of Credit, (ii) Secured Hedge Obligations and Secured Cash Management Obligations and (iii) an amount to the Administrative Agent for the account of each applicable LC Issuer equal to 101% of LC Exposure to be held as Cash Collateral; and (C) third, to payment of any other Obligations due to the Administrative Agent or any Lender, ratably; and (D) last, in the case of proceeds of Collateral, the balance, if any, thereof, after all of the Obligations (including, without limitation, all Obligations in respect of LC Exposure but excluding any contingent obligations) have been paid in full, to the Borrower or as otherwise required by a court of competent jurisdiction. Each Lender agrees that the provisions of this Section 2.24 (including, without limitation, the priority of the Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including, without limitation, in any Insolvency Proceedings in respect of any Loan Party (including without limitation with respect to interests and costs regardless of whether or not such interest or costs are allowed as a claim in any such Insolvency Proceedings or enforceable or recoverable against the Loan Party or its bankruptcy estate), to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including, without limitation, pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including, without limitation, in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.24, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.24. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(c)    In the event there is any Disgorged Recovery in respect of any Lender’s Revolving Loans, Term Loans, Swing Line Loans or LC Exposure in any Insolvency Proceedings of any Loan Party, such Revolving Loans, Term Loans, Swing Line Loans and LC Exposure shall be deemed to be outstanding as if such Disgorged Recovery had never been received by such Lender, and each Lender agrees that the intercreditor agreements and priorities set forth in this Section 2.24 shall be enforced in accordance with their terms in respect of such Revolving Loans, Term Loans, Swing Line Loans or LC Exposure, including, without limitation, for purposes of the allocation of payments and distributions made or applied in respect of the Obligations (whether from proceeds of Collateral or otherwise), as well as for purposes of determining whether such other Lender must turn over all or any portion of any payment or other distribution received by such other Lender (whether before or after occurrence of such Disgorged Recovery) to the Administrative Agent for redistribution in accordance with the penultimate sentence of Section 2.24(b).

Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 2.25.    Incremental Credit Facilities.

(a)    The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request (i) one or more additional tranches or additions to an existing tranche of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Credit Commitments on the same terms as the Revolving Loans or the establishment of one or more revolving credit commitments (each such increase or new commitments, an “Additional Revolving Facility”), provided that (A) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Unmatured Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Unmatured Default shall exist, (B) [reserved], (C) the Total Net Leverage Ratio calculated on a pro forma basis shall not exceed 5.000:1.000 for all Indebtedness incurred pursuant to this Section 2.25(a), in each case tested as of the last day of the most-recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements are internally available (calculated as if such Incremental Term Loans or borrowings under any such Additional Revolving Facilities (in an amount equal to the full amount of such Additional Revolving Facilities), as applicable, had been outstanding on such last day; provided that (x) any Additional Revolving Facility shall be tested as fully drawn and (y) the cash proceeds of any such Indebtedness shall be excluded from clause (i)(B) of the definition of Total Net Leverage Ratio for purposes of determining whether such Indebtedness can be incurred (provided that the use of proceeds thereof and any other pro forma adjustments shall be included)) and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (C) above, together with reasonably detailed calculations demonstrating compliance with clause (C) above, if applicable, (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.01(d), be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 and each Additional Revolving Facility shall be in an aggregate principal amount that is not less than $5,000,000, and in all cases shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 or $5,000,000, as applicable, if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, (x) the aggregate amount of the Incremental Term Loans and the Additional Revolving Facilities incurred after the Closing Date shall not exceed $250,000,000 and (y) the aggregate amount of Additional Revolving Facilities incurred after the Closing Date shall not exceed $25,000,000. In no event shall the Incremental Facilities be used for any purpose other than for the purposes set forth in Section 6.02. Notwithstanding anything herein to the contrary, in lieu of requesting Incremental Term Loans or an Additional Revolving Facility, the Borrower may issue first lien notes or other first lien term loans on a pari passu basis (the “Pari Passu First Lien Debt”), subject to the representative to the applicable lenders of such Pari Passu First Lien Debt entering into the First Lien/First Lien Intercreditor Agreement or an intercreditor agreement reasonably satisfactory to the Administrative Agent; provided that in each case the Pari Passu First Lien Debt shall be treated the same as Incremental Term Loans for the purposes of this Agreement; provided, further, that in no event will the aggregate amount of Incremental Term Loans, Additional Revolving Facilities and Pari Passu First Lien Debt incurred after the Closing Date exceed $250,000,000.

(b)    The following terms shall apply to any Incremental Term Loans (including, for the purpose of this subsection (b), any Pari Passu First Lien Debt issued in lieu thereof) and any Additional Revolving Facilities established pursuant to an Incremental Amendment: (i) such Incremental Term Loans and the borrowings under such Additional Revolving Facilities shall rank pari passu in right of payment and of security with the existing Revolving Loans and the Term Loans, and shall be guaranteed by the Guarantors and secured by the same Collateral to the same extent as provided for in the Collateral Documents, (ii) the maturity date of such Incremental Term Loans shall not be earlier than the Maturity Date of the existing Term Loans, (iii) the Weighted Average Life to Maturity of such Incremental Term Loans is not less than the remaining Weighted Average Life to Maturity of the existing Term Loans, (iv) the applicable yield relating to any term loans or revolving loans incurred pursuant to such Incremental Amendment (each facility thereunder, the “Incremental Facility”) or any Pari Passu First Lien Debt, as applicable, shall not be greater than that with respect to the existing Term Loans or existing Revolving Credit Commitments, as applicable, plus 0.75% per annum unless the yield applicable to the existing Term Loans or existing Revolving Credit Commitments, as applicable, is increased so that the yield applicable to the applicable Incremental Facility or Pari Passu First Lien Debt, as applicable, does not exceed the yield applicable to the existing Term Loans or existing Revolving Credit Commitments, by more than 0.75% per annum; provided that in determining the yield applicable to the existing Term Loans or existing Revolving Credit Commitments, as applicable, and the applicable Incremental Facility or the applicable Pari Passu First Lien Debt, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the existing Term Loans or existing Revolving Credit Commitments, as applicable, or the applicable Incremental Facility or Pari Passu First Lien Debt in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Incremental Facility or Pari Passu First Lien Debt), (B) customary arrangement or commitment fees payable to the joint bookrunners (or their affiliates) in connection with the existing Term Loans or existing Revolving Credit Commitments, as applicable, or to one or more arrangers (or their affiliates) of the applicable Incremental Facility or Pari Passu First Lien Debt or any other fees not paid or payable generally to all holders of such Indebtedness in the primary syndication thereof shall be excluded and (C) if the Eurodollar Base Rate in respect of such Incremental Facility or Pari Passu First Lien Debt includes a floor greater than any such floor that may be applicable to the analogous existing credit facility, such increased amount shall be equated to interest margin for purposes of determining any increase to the applicable yield under the analogous existing credit facility; provided that (x) this clause (C) shall only be applicable to the extent that the interest rate (exclusive of applicable margin) is lower than the applicable floor and (y) the interest margin added pursuant to this clause (iv) shall be equal to the difference between (I) the interest rate (exclusive of applicable margin) and (II) the applicable floor; provided, however, this clause (iv) shall not apply to any Incremental Facility or Pari Passu First Lien Debt entered into and established following the second anniversary of the Closing Date, and (v) the revolving loans incurred pursuant to such Additional Revolving Facility will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the Revolving Credit Maturity Date and all other terms of any such Incremental Facility (except as set forth in the foregoing clauses) shall be substantially identical to the existing Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent.

(c)    Each notice from the Borrower pursuant to this Section 2.25(b) shall set forth (i) the requested amount and proposed terms of the relevant Incremental Term Loans or Additional Revolving Facilities and (ii) the date on which such the relevant increase is requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice). Incremental Term Loans may be made, and Additional Revolving Facilities may be provided by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Term Loan or any portion of any Additional Revolving Facility) or by any other bank or other financial institution that are Eligible Assignees (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent, and to the extent of an Additional Revolving Facility, the LC Issuer and/or Swing Line Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Additional Revolving Facilities (collectively, the “Incremental Lenders”) to the extent any such consent would be required under Section 12.01 for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender. Commitments in respect of Incremental Term Loans and Additional Revolving Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender and the Administrative Agent. The Incremental Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing the relevant Incremental Terms Loans or Additional Revolving Facilities, as applicable; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by the foregoing clauses), they shall be reasonably satisfactory to the Administrative Agent (except for covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Incremental Amendment). The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.02 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). No Lender shall be obligated to provide any Incremental Term Loans or Additional Revolving Facilities, unless it so agrees.

(d)    Upon each increase in the Revolving Credit Commitments (which for purposes of this Section 2.25(d) shall be deemed to include any new revolving commitments provided under an Incremental Amendment) pursuant to this Section 2.25, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Lender providing a portion of the Additional Revolving Facility (each, an “Additional Revolving Facility Lender”), and each such Additional Revolving Facility Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Revolving Loans only), a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Line Loans held by each Revolving Lender (including each such Additional Revolving Facility Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Additional Revolving Facility Lenders represented by such Additional Revolving Facility Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Loans under the applicable facility outstanding, such Revolving Loans shall on or prior to the effectiveness of such Additional Revolving Credit Facility be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)    The Administrative Agent is hereby irrevocably authorized to effect such amendments to this Agreement as are required to effectuate the terms of any Incremental Amendment to the extent such terms are permitted under this Section 2.25.

(f)    This Section 2.25 shall supersede any provisions in Section 2.24(a), 11.01 or 8.02 to the contrary.

Section 2.26.    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 8.02.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.01 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuer’s LC Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuer’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Obligations in respect of Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Obligations in respect of Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to clause (iii) of this Section 2.26(a). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 15.04, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to such Defaulting Lender’s Swing Line Exposure (after giving effect to any partial reallocation pursuant to clause (a)(iii) above) and (y) second, Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a)(iii) above).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to clause (a)(iii) of this Section 2.26), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE 3

YIELD PROTECTION; TAXES

Section 3.01.    Yield Protection. If, after the date of this Agreement (or, in the case of any assignee, after the date it became a party to this Agreement), the adoption of any law (including any CPA Change) or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(b)    subject any Lender, any LC Issuer or the Administrative Agent to any taxes (other than Taxes, taxes subject to indemnification under Section 3.05(c), taxes described in parts (c) through (d) of the definition of Excluded Taxes or taxes imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes, in each case imposed as a result of a present or former connection between such Lender, LC Issuer or the Administrative Agent and the jurisdiction imposing such tax (other than connections arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(c)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurodollar Advances, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Advances, Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Advances, Letters of Credit or participations therein held or interest or LC Fees received by it, in each case by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurodollar Advances or Commitment or of issuing or participating in Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurodollar Advances, Commitment, Letters of Credit or participations therein, then, within 30 days of written demand by such Lender or such LC Issuer, as the case may be, the Borrower shall pay such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received. Notwithstanding the foregoing, except as set forth in Section 3.01(b), this Section 3.01 shall not apply to any tax-related matters.

Section 3.02.    Changes in Capital Adequacy Regulations. If a Lender or an LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or such LC Issuer, or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change, then, within 30 days of written demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Revolving Credit Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy). “Change” means (a) any change after the Closing Date in the Risk Based Capital Guidelines, or (b) any adoption of or change in any other law (including any CPA Change), governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer. “Risk Based Capital Guidelines” means (a) the risk based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

Section 3.03.    Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.04.

Section 3.04.    Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any actual loss or cost incurred by it resulting therefrom (excluding loss of anticipated profits), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

Section 3.05.    Taxes.

(a)    All payments by the Borrower to or for the account of any Lender, any LC Issuer or the Administrative Agent hereunder or under any Note or Letter of Credit Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 3.05) such Lender, such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Loan Document (“Other Taxes”).

(c)    The Borrower hereby agrees to indemnify the Administrative Agent, such LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.05) paid by the Administrative Agent, such LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such LC Issuer or such Lender makes written demand therefor pursuant to Section 3.06. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or LC Issuer or by the Administrative Agent, on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d)    Each Lender and LC Issuer that is not incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “Non-U.S. Lender”) agrees that it will, on or before the date that it becomes party to this Agreement, (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Non-U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such Non-U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. For the avoidance of doubt, the failure to provide certification evidencing a complete exemption from U.S. withholding taxes as required in this Section 3.05(d) shall not prevent a Person from becoming a Non-U.S. Lender under this Agreement (including for purposes of Section 12.03 in the case of a transfer), but shall affect such Person’s entitlement to indemnification or gross-up under this Section 3.05 as provided herein.

(e)    Each Lender and LC Issuer that is incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “U.S. Lender”) agrees that it will, on or before the date that it becomes a party to this Agreement, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9, certifying that it is entitled to an exemption from United States backup withholding tax. Each U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(f)    For any period during which a Lender or LC Issuer has failed to provide the Borrower with an appropriate form pursuant to clause (d) or (e) of this Section 3.05 (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender or LC Issuer shall not be entitled to indemnification or gross-up under this Section 3.05 with respect to Taxes imposed by the United States; provided that, should a Lender or LC Issuer that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) or (e) of this Section 3.05, the Borrower shall take such steps at such Lender’s or LC Issuer’s expense as such Lender or LC Issuer shall reasonably request to assist such Lender or LC Issuer to recover such Taxes.

(g)    Any Lender or LC Issuer that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(h)    If the U.S. Internal Revenue Service or any other Governmental Entity of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.05(h) shall survive the payment of the Obligations and termination of this Agreement.

(i)    In the case of an Administrative Agent, Lender or LC Issuer that would be subject to withholding tax imposed by FATCA on payments made under this Agreement or any other Loan Document if such Administrative Agent, Lender or LC Issuer fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Administrative Agent or LC Issuer, as applicable, shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Administrative Agent, Lender or LC Issuer has complied with such Administrative Agent’s, Lender’s or LC Issuer’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.

(j)    If a Lender or LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.05 it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or LC Issuer and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund); provided that (i) the Borrower, upon the request of the Lender or LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to the Lender or LC Issuer in the event the Lender or LC Issuer is required to repay such refund to such Governmental Entity and (ii) nothing herein contained shall interfere with the right of a Lender or LC Issuer to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or LC Issuer to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or LC Issuer to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

Section 3.06.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.01, 3.02 and 3.05 or to avoid the unavailability of Eurodollar Advances under Section 3.03, so long as such designation is not, in the commercially reasonable judgment of such Lender, materially disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.01, 3.02, 3.04 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under Section 3.01, 3.02, 3.04 or 3.05 in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within five (5) Business Days after receipt by the Borrower of such written statement. The Borrower shall not be required to indemnify any Lender pursuant to Section 3.01, 3.02, 3.04 or 3.05 for any amounts paid or losses incurred by such Lender as to which such Lender has not made demand hereunder within 120 days after the date such Lender has actual knowledge of such amounts or losses and their applicability to the lending transactions contemplated hereby. The obligations of the Borrower under Section 3.01, 3.02, 3.04 or 3.05 shall survive payment of the Obligations and termination of this Agreement.

Section 3.07.    Inability to Determine Rates; Replacement of LIBOR.

(a)    If in connection with any request for a Eurodollar Rate Advance or a conversion to or continuation thereof, (i) the Administrative Agent determines that:

(A)    Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advance, or

(B)    (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance or in connection with an existing or proposed Floating Rate Advance and (y) the circumstances described in Section 3.07(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or

(ii)    the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Advance, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended, (to the extent of the affected Eurodollar Rate Advances or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Alternate Base Rate, the utilization of the Eurodollar Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.07(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Floating Rate Advances in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.07(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.07(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for such Lender or its applicable Lending Installation to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Entity has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)    On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)    (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Alternate Base Rate based upon the Benchmark will not be used in any determination of Alternate Base Rate.

(iv)    In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.07(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.07(c).

(vi)    At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

Section 3.08.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for any Lender or its applicable Lending Installation to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Entity has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Advances or to convert Floating Rate Advances to Eurodollar Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Floating Rate Advances the interest rate on which is determined by reference to the Eurodollar Rate component of the Alternate Base Rate, the interest rate on which Floating Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Advances of such Lender to Floating Rate Advances (the interest rate on which Floating Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Advances and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01.    Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01:

(a)    Each Loan Party, each Lender, the Administrative Agent and the Collateral Agent shall each have executed and delivered to the Administrative Agent each of the Loan Documents to which it is a party.

(b)    Liens creating a first (subject only to Permitted Liens) priority security interest in the Collateral shall have been perfected or documents required to perfect such security interest shall have been delivered to the Administrative Agent or arrangements have been made with respect thereto satisfactory to the Administrative Agent.

(c)    The Administrative Agent shall have received such corporate records, officer’s certificates and other instruments as are customary for transactions of this type or as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)    The Administrative Agent shall have received all documentation and other information reasonably requested by each Lender that is required for compliance with the Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received three Business Days in advance of the Closing Date to the extent requested by the Lenders at least 10 Business Days prior to the Closing Date), including a Beneficial Ownership Certification to the extent required by the Beneficial Ownership Regulation.

(e)    Since December 31, 2020, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)    On the Closing Date (i) all representations and warranties in the Loan Documents are true and correct in all material respects after giving effect to the substantially contemporaneous consummation of the Transactions on the Closing Date, (ii) after giving effect to the Credit Extensions and other substantially contemporaneous transactions consummated on the Closing Date, no Default or Unmatured Default has occurred and is continuing, and (iii) the Administrative Agent shall have received a satisfactory certificate to such effect dated the Closing Date and signed by a Financial Officer of the Borrower.

(g)    The Administrative Agent shall have received satisfactory evidence that substantially simultaneously with any Credit Extensions made on the Closing Date all Existing Debt shall have been repaid in full or be deemed to be Obligations under this Agreement and all Indebtedness in respect of the Second Lien Credit Agreement (as defined in the Existing Credit Agreement) shall have been repaid in full with all Liens in respect thereof released.

(h)    The Lenders, the Administrative Agent, the Arrangers and the Co-Manager shall have received all fees and expenses (including the reasonable fees and expenses of one special counsel (including any one local counsel) for the Administrative Agent) required to be paid hereunder or under the Fee Letter, and all reasonable and documented out-of-pocket expenses required to be reimbursed pursuant to Section 9.06(a) for which invoices have been presented, at least two Business Days prior to the Closing Date.

(i)    The Administrative Agent shall have received satisfactory evidence that the Borrower has entered into the definitive documentation with respect to the 2021 First Lien Notes.

(j)    Any Notes requested by a Lender at least two Business Days prior to the Closing Date pursuant to Section 2.16 shall have been issued by the Borrower payable to the order of each such requesting Lender.

(k)    The Administrative Agent shall have received a legal opinion from Vinson & Elkins LLP, counsel to the Loan Parties, customary for transactions of this type and in form and substance reasonably satisfactory to the Administrative Agent.

(l)    The Administrative Agent and the 2021 First Lien Notes Trustee shall have entered into the First Lien/First Lien Intercreditor Agreement.

(m)    The Administrative Agent shall have received a solvency certificate in the form of Exhibit G, dated the Closing Date and signed by the Chief Financial Officer of the Borrower.

Section 4.02.    Each Subsequent Credit Extension. The Lenders shall not be required to make any Credit Extension (except as otherwise set forth in Section 2.07 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) after the Closing Date unless on the applicable Credit Extension Date:

(a)    There exists no Default or Unmatured Default.

(b)    The representations and warranties contained in Article 5 are true and correct as of such Credit Extension Date in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Letter of Credit, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.02(a) and (b) have been satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 5.01.    Existence and Standing. Each of the Borrower and its Material Domestic Subsidiaries is a corporation, partnership, trust or limited liability company duly and properly incorporated or organized, as the case may be, and validly existing, duly qualified or licensed to do business and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted in each case (other than as to the valid existence of the Borrower), except where, individually or in the aggregate, the failure to exist, qualify, be licensed or be in good standing or have such power and authority could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02.    Authorization and Validity. Each of the Loan Parties has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Loan Parties of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other organizational proceedings, and the Loan Documents to which each such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.03.    No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the Transactions, nor compliance with the provisions thereof will violate (a) any applicable law, rule, regulation, ruling, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or any Property of such Person or (b) the Borrower’s or any Material Domestic Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, or substantially equivalent governing document, as the case may be, or (c) the provisions of any note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation (each a “Contract”) to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with, result in a breach of any provision thereof or constitute a default thereunder (or result in an event which, with notice or lapse of time or both, would constitute a default thereunder), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or (except for the Liens created by the Loan Documents and Permitted Liens) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any of its Subsidiaries pursuant to the terms of any such note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation, except with respect to clause (a) or (c), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any lien could not reasonably be expect to result in a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Domestic Subsidiaries, is required to be obtained by the Borrower or any of its Material Domestic Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Section 5.04.    Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders as of and for (a) the fiscal year ended December 31, 2020 and (b) the fiscal quarter ended March 31, 2021 were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended (subject in the case of the financial statements referred to in clause (b) above, to normal year-end adjustments and the absence of footnotes).

Section 5.05.    Material Adverse Change. Since December 31, 2020 no change or event has occurred and no circumstance, event or circumstance exists which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.06.    Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all United States federal tax returns and all other material tax returns and reports required to be filed and have paid or caused to be paid all taxes due pursuant to said returns or pursuant to any assessment received by such Persons, except such taxes, if any, which are not overdue by more than 30 days or that (a) are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect.

Section 5.07.    Litigation. Except as disclosed in the Borrower’s public filings made with the SEC prior to the Closing Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their senior officers, threatened against or affecting the Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any order, judgment or decree that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.08.    Subsidiaries; Capital Stock; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08, and all of the outstanding Capital Stock in such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.08 free and clear of all Liens except Permitted Liens. As of the Closing Date, no Loan Party has equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.08. Set forth on Part (c) of Schedule 5.08 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(c) is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 5.09.    ERISA; Labor Matters.

(a)    No Reportable Event has occurred with respect to any Single Employer Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, any of its Subsidiaries nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or has incurred or reasonably expects to incur any liability (other than that which could not reasonably be expected to have a Material Adverse Effect) as a result of a complete or partial withdrawal. No ERISA Event with respect to any Single Employer Plan has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries and other members of the Controlled Group has made all required contributions to each Plan in accordance with its terms; (ii) there is not now, nor do any circumstances exist that are likely to give rise to any requirement for the posting of security with respect to a Plan or the imposition of any material liability or material lien on the assets of the Borrower or any of its Subsidiaries or other members of the Controlled Group under ERISA or the Code in respect of any Plan, and no liability (other than for premiums to the PBGC) under Title IV of ERISA or under Section 412 or 4971 of the Code has been or is reasonably expected to be incurred by the Borrower or any of its Subsidiaries or other members of the Controlled Group; and (iii) there are no pending or, to the knowledge of the Borrower, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans or the assets of any of the trusts under any of the Plans.

(c)    As of the Closing Date, none of the Borrower, any of its Subsidiaries or any member of the Controlled Group participates in, or is required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”).

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States (a “Foreign Plan”), (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (ii) all Foreign Plans that are required to be funded are funded in accordance with applicable Laws, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of the Borrower or its applicable Subsidiary.

Section 5.10.    Accuracy of Information.

(a)    As of the Closing Date, no information, exhibit or report (as modified or supplemented by other information so furnished) furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender (other than projections and other forward looking information and information of a general economic or industry specific nature) in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(b)    As of the Closing Date, any projections and other financial estimates and forecasts furnished by the Borrower to the Administrative Agent or to any Lender on or prior to the Closing Date in connection with the negotiation of, or compliance with, this Agreement were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections may differ significantly from the projected results.

Section 5.11.    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 5.12.    Compliance With Laws. Except as disclosed in the Borrower’s public filings made with the SEC prior to the Closing Date, the Borrower and its Subsidiaries have complied with all applicable Laws of any Governmental Entity having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

Section 5.13.    Ownership of Properties. Except as set forth on Schedule 5.13, the Borrower and its Subsidiaries have good and marketable title to or valid leasehold interests in, free of all Liens other than Permitted Liens, all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries, in each case except to the extent that the failure to possess such title or interests could not reasonably be expected to have a Material Adverse Effect.

Section 5.14.    Plan Assets; Prohibited Transactions. Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loans or Letters of Credit hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 5.15.    Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, and neither the Borrower nor any of its Subsidiaries is in violation of, has any liability under, or has assumed the liability of any other Person under any Environmental Law or with respect to Hazardous Materials, (b) each of the Borrower and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (c) there are no claims relating to Environmental Laws or Hazardous Materials, pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any of its Subsidiaries and (d) none of the Borrower or any of its Subsidiaries or any of their respective predecessors has released, used, handled, or managed any Hazardous Materials in a manner that would reasonably be expected to result in any claim or liability relating to Environmental Laws against the Borrower or any of its Subsidiaries.

Section 5.16.    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17.    Sanctions and Anti-Corruption Laws.

(a)    Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent or affiliate thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list administered by the United States government, the United Nations Security Council, the European Union or HMT or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower, its Subsidiaries,

and, to the knowledge of the Borrower and its Subsidiaries, their directors, officers, employees, agents and affiliates are in compliance in all material respects with applicable Sanctions and anti-money laundering laws and regulations, and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

(b)    The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions that are applicable to the Borrower or its Subsidiaries, and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 5.18.    Intellectual Property. As of the Closing Date,

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries own, free of all encumbrances except Permitted Liens, or have the valid right to use all the Intellectual Property used or held for use in, or necessary to, the conduct of their respective businesses as currently conducted and (ii) the conduct of the business of the Borrower and each of its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, there is no claim, demand, investigation, suit or proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Borrower or any of its Subsidiaries in any Intellectual Property owned by or licensed to it (including by way of any opposition, cancellation or interference proceeding or similar action challenging the validity or ownership of such Intellectual Property) or (ii) alleging that their respective use of any Intellectual Property or the conduct of their respective businesses infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, no third parties are infringing the Intellectual Property rights of the Borrower or any of its Subsidiaries.

(b)    Each material registered trademark (including the MoneyGram® registered trademark), service mark, patent, copyright and each application for the foregoing, in each case owned by the Borrower or any of its Subsidiaries and material to the business of the Borrower and its Subsidiaries, taken as a whole (collectively, the “Material Registered IP”), has been duly registered or applied for with the U.S. Patent and Trademark Office, United States Copyright Office, and their foreign equivalents in each applicable material foreign jurisdiction to the extent such foreign registration or application is determined to be necessary to the business of the Borrower and its Subsidiaries by the Borrower in its good faith business judgement, and no such Material Registered IP as has been adjudged to be invalid or unenforceable in whole or in part.

Section 5.19.    Collateral. As of the Closing Date, the Collateral Documents are effective to create (to the extent described therein), in favor of and for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). When the actions specified in each Collateral Document have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (subject only to Permitted Liens) in all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor if and to the extent perfection can be achieved by taking such actions.

Section 5.20.    [Reserved].

Section 5.21.    Solvency. As of the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.22.    Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE 6

COVENANTS

During the term of this Agreement (or, in the case of Section 6.22, prior to the Revolver Termination Date), unless the Required Lenders shall otherwise consent in writing (or, in the case of (x) Section 6.22, unless the Majority Revolving Credit Facility Lenders shall otherwise consent in writing or (y) Section 6.27, unless the Required Term Lenders shall otherwise consent in writing):

Section 6.01.    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and will furnish to the Administrative Agent for further distribution to the Lenders the following:

(a)    within 90 days after the close of each fiscal year of the Borrower, an audit report certified by independent certified public accountants of recognized national standing (which in each case shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), prepared in accordance with GAAP on a consolidated basis for the Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows on a consolidated basis, accompanied by any final management letter prepared by said accountants to the Borrower;

(b)    within 45 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years (commencing with the first fiscal quarter ending after the Closing Date), for the Borrower and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period, consolidated profit and loss and reconciliation of surplus statements and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, certified by a Financial Officer of the Borrower as in each case fairly presenting, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and having been prepared in reasonable detail;

(c)    [Reserved];

(d)    together with the financial statements required under Sections 6.01(a) and (b), a Compliance Certificate showing the calculations necessary to determine compliance with this Agreement (including, for fiscal periods (x) ending prior to the Revolver Termination Date, Sections 6.22(a) and 6.22(d) and (y) ending prior to the Term Loan Maturity Date, Section 6.27) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(e)    within 60 days after the commencement of each fiscal year of the Borrower and its Subsidiaries, a financial forecast of the Borrower and its Subsidiaries for such fiscal year;

(f)    within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

(g)    within 30 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by a Financial Officer of the Borrower describing said Reportable Event and the action which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(h)    promptly (and in any event within 10 Business Days) following the occurrence of the following events, copies of (i) any amendments, supplements or other modifications to the Additional First-Priority Debt Agreements (as defined in the First Lien/First Lien Intercreditor Agreement) and (ii) any new Additional First-Priority Debt Agreements (as defined in the First Lien/First Lien Intercreditor Agreement);

(i)    as soon as possible and in any event on the later of (i) 30 days following the occurrence of the following events or (ii) the first date required for delivery of the financial statements pursuant to Section 6.01(a) or 6.01(b) after the occurrence of the following events, written notice of the creation, establishment or acquisition of any Subsidiary or the issuance by or to the Borrower or any of its Subsidiaries of any Capital Stock; and

(j)    promptly following any request therefor, (i) such other information regarding the business, financial or corporate affairs of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request, and (ii) all documentation and other information reasonably requested by the Administrative Agent or any Lender that is required for compliance with the Act or other “know your customer” and anti-money laundering rules and regulations, including the Beneficial Ownership Regulation.

Information required to be delivered pursuant to this Section 6.01 shall be deemed to have been delivered if such information, or one or more annual, quarterly or current reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower at http://www.moneygram.com and, except in the case of quarterly and annual financial statements under Section 6.01(a) and Section 6.01(b), the Borrower has given notice that such reports are so available. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. If any information which is required to be furnished to the Lenders under this Section 6.01 is required by law or regulation to be filed by the Borrower or the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.09); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.02.    Use of Proceeds.

(a)    The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including the repayment or refinancing of the Existing Debt, making Restricted Payments (including, without limitation, the repurchase of Capital Stock of the Borrower) and the payment of the costs, fees and expenses of the Transactions and acquisitions permitted hereunder. Neither the Borrower, nor any of its Subsidiaries will use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulation U.

(b)

(i)    Neither the Borrower nor any of its Subsidiaries will, directly, or to the Borrower’s or its Subsidiaries’ knowledge, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (except to the extent permitted for a Person required to comply with the Sanctions), or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Co-Manager, Administrative Agent, letter of credit issuer, swing line lender, or otherwise) of Sanctions.

(ii)    Neither the Borrower nor any of its Subsidiaries will, directly, or to the Borrower’s or its Subsidiaries’ knowledge, indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation or anti-money laundering laws and regulations in any other jurisdiction applicable to the Borrower or its Subsidiaries.

Section 6.03.    Notices. The Borrower will promptly notify the Administrative Agent of:

(a)    the occurrence of any Default or Unmatured Default;

(b)    [Reserved]; and

(c)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a contractual obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Entity; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04.    Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in the financial or payment services industry or the support thereof and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except as permitted by Sections 6.15 and 6.16 or where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

Section 6.05.    Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to pay any such taxes or other amounts could not reasonably be expected to have a Material Adverse Effect.

Section 6.06.    Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance on all its Property as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of similar sizes, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. The Borrower will furnish to any Lender upon request full information as to the insurance carried (but no more often than once per year absent a Default).

Section 6.07.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

Section 6.08.    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business, routine obsolescence and casualty or condemnation), and from time to time make or cause to be made, all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 6.09.    Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep adequate books of record and accounts to allow preparation of financial statements in accordance with GAAP and permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The costs of such inspections shall be for the account of the Borrower, except in the case of (a) a Lender inspection in the absence of the occurrence and continuation of a Default, which shall be done at such Lender’s expense, or (b) any Administrative Agent inspections in excess of one inspection during any 12-month period in the absence of the occurrence and continuation of a Default, each of which shall be done at the Administrative Agent’s expense.

Section 6.10.    Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply, and undertake all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and any permits issued pursuant to Environmental Laws; obtain and renew all permits issued pursuant to Environmental Laws necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to so comply with such Environmental Laws, or undertake any such cleanup, removal, remedial or other action to the extent that (a) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.11.    Further Assurances. Promptly upon reasonable request by the Administrative Agent, or the Required Lenders through the Administrative Agent, the Borrower will (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.12.    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s.

Section 6.13.    Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or pay any Restricted Payments, except that the following shall be permitted:

(a)    the payment by the Borrower or any Subsidiary of dividends payable in its own Capital Stock (other than Disqualified Stock);

(b)    the making of any Restricted Payment in exchange for, or out of the proceeds of, the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (b) of the definition of Basket Amount;

(c)    repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(d)    (i) the payment of cash in lieu of fractional shares of Capital Stock in connection with any dividend, split or combination thereof or any acquisition permitted under Section 6.17 and (ii) the honoring of any conversion request by a holder of convertible Indebtedness and the making of cash payments in lieu of fractional shares in connection with any such conversion and, to the extent constituting a Restricted Payment, the payment of required debt service payments on convertible Indebtedness permitted to be issued hereunder;

(e)    the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness (“Refinancing Restricted Indebtedness”) of the Borrower, as the case may be, that is incurred in compliance with Section 6.14 so long as:

(i)    the principal amount (or accreted value, if applicable) of such Refinancing Restricted Indebtedness does not exceed the principal amount plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (in any case, the “Refinanced Restricted Indebtedness”), plus the amount of any premium required to be paid under the terms of the instrument governing the Refinanced Restricted Indebtedness and any fees and expenses incurred in the issuance of such Refinancing Restricted Indebtedness;

(ii)    such Refinancing Restricted Indebtedness is subordinated (whether in respect of rights to payment or priority of liens) to the Obligations at least to the same extent as such Refinanced Restricted Indebtedness;

(iii)    such Refinancing Restricted Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Restricted Indebtedness; and

(iv)    such Refinancing Restricted Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Refinanced Restricted Indebtedness;

(f)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower held by any current or former employee, director, manager or consultant of the Borrower or any Subsidiary (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses) pursuant to any equity-based employee incentive plan or stock option plan or any other management or employee benefit plan or similar agreement; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) in any four-fiscal quarter period shall not exceed $5,000,000 as of the last day of such four-fiscal quarter period;

(g)    so long as no Default then exists or would result therefrom, Restricted Payments in an amount not to exceed the Remaining Basket Amount determined at such time, so long as after giving effect to any such Restricted Payment made pursuant to this clause (g), the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.22;

(h)    the payment by any Subsidiary of any dividends or distributions to the Borrower and to any other Subsidiary (and, in the case of a Restricted Payment by a non- Wholly-Owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests);

(i)    repayment of Indebtedness in respect of the Second Lien Credit Agreement (as defined in the Existing Credit Agreement) on the Closing Date;

(j)    [reserved];

(k)    so long as no Default then exists or would result therefrom, other Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this clause (k) after the Closing Date do not exceed $50,000,000; and

(l)    to the extent constituting a Restricted Payment, any transaction permitted under Section 6.15(a), any disposition permitted under Section 6.16 (other than Section 6.16(d)), and any transaction permitted under clause (i) of Section 6.19.

Notwithstanding the foregoing, (i) the making of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such payment or redemption would have complied with the provisions of this Agreement and (ii) none of the foregoing clauses (a) through (j) of this Section 6.13 shall be utilized to lease, sell or otherwise dispose of Material Registered IP.

Section 6.14.    Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)    Obligations of the Loan Parties under the Loan Documents;

(b)    Indebtedness existing on the Closing Date and described in all material respects in Schedule 6.14;

(c)    Indebtedness issued with respect to the 2021 First Lien Notes in an aggregate principal amount not to exceed $415,000,000;

(d)    unsecured Indebtedness for borrowed money incurred by any Loan Party; provided, however, that after giving effect to the incurrence of such Indebtedness, the Total Net Leverage Ratio, determined on a pro forma basis, does not exceed 5.000:1.000;

(e)    Indebtedness of (i) the Borrower or a Guarantor incurred to finance an acquisition permitted hereunder or (ii) Persons that are acquired by the Borrower or a Guarantor or merged into the Borrower or a Guarantor in accordance with the terms of this Agreement; provided, however, that after giving effect to such acquisition or merger, the Total Net Leverage Ratio, determined on a pro forma basis, does not exceed 4.500:1.000;

(f)    Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g)    Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that:

(i)    such Indebtedness is not reflected on the balance sheet of the Borrower or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed to be reflected on such balance sheet for purposes of this clause (g)(i)); and

(ii)    the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower or any Subsidiary in connection with such disposition;

(h)    (i) Indebtedness of the Borrower to a Guarantor or (ii) Indebtedness of a Guarantor to the Borrower or another Guarantor; provided that any such Indebtedness is made pursuant to an intercompany note; provided further that any subsequent transfer of any such Indebtedness (except to the Borrower or another Guarantor) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (h);

(i)    the guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or a Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(j)    the incurrence by the Borrower or any Subsidiary of Indebtedness that serves to extend, refund, refinance, renew, replace or defease any Indebtedness incurred or issued as permitted under clause (b), (c) or (e) above, this clause (j), clause (u) below or any Indebtedness incurred or issued to so refund or refinance such Indebtedness (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii)    to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu (whether in respect of rights to payment or priority of liens) to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded;

(iii)    shall not include:

(A)    Indebtedness of a Subsidiary that refinances Indebtedness of the Borrower; or

(B)    Indebtedness of a Subsidiary that is not the Borrower or a Guarantor that refinances Indebtedness of the Borrower or a Guarantor; and

(iv)    is in a principal amount not in excess of the principal amount of Indebtedness being refunded or refinanced (including additional Indebtedness incurred to pay unpaid accrued interest, premiums, fees and expenses in connection therewith);

(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided such Indebtedness is extinguished within five Business Days of its incurrence;

(l)    the incurrence by the Borrower or any Subsidiary of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations in the ordinary course of business;

(m)    Indebtedness that may be deemed to exist pursuant to any performance, completion or similar guarantees, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or reclamation bonds, statutory obligations or similar obligations (including any bonds or letters of credit issued with respect thereto and all guarantee, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;

(n)    obligations incurred in connection with any management or director deferred compensation plan;

(o)    Indebtedness in respect of (i) employee credit card programs and (ii) netting services, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any such arrangements, the total amount of all deposits subject to such arrangement at all times equals or exceeds the total amount of overdrafts subject to such arrangement;

(p)    (x) overnight Repurchase Agreements incurred in the ordinary course of business and (y) Repurchase Agreements with maturities of less than 30 days (and excluding Indebtedness incurred pursuant to clause (x) of this clause (p)) which at any one time outstanding do not exceed $35,000,000;

(q)    Indebtedness (including Finance Lease Obligations) incurred by the Borrower or any Guarantor, the proceeds of which are applied to finance the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (q) and including all Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (q) does not exceed $25,000,000;

(r)    Rate Management Obligations incurred in the ordinary course of business and not for speculative purposes;

(s)    loans and advances owing by any Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;

(t)    Indebtedness owing by any Non-Guarantor Subsidiary so long as the aggregate amount of Indebtedness incurred pursuant to this clause (t) does not at any one time outstanding exceed $35,000,000 and guarantees of such Indebtedness by the Borrower or any Guarantor;

(u)    Indebtedness in respect of Pari Passu First Lien Debt issued pursuant to Section 2.25(a);

(v)    Indebtedness owing by a Non-Guarantor Subsidiary to the Borrower or a Guarantor (i) as a result of any Investment permitted under Section 6.17(d), 6.17(s), 6.17(t) or 6.17(v) or (ii) incurred solely to the extent necessary to satisfy regulatory requirements under applicable Law (such Indebtedness incurred pursuant to this Section 6.14(v)(ii), “Regulatory Intercompany Debt”);

(w)    Indebtedness of the Borrower and Indebtedness of the Borrower or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness then outstanding and incurred pursuant to this clause (w) does not at any one time outstanding exceed $75,000,000; and

(x)    Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit (other than Letters of Credit issued under this Agreement) issued on behalf of the Borrower or any Subsidiary in the ordinary course of business in an aggregate amount not to exceed $20,000,000 at any one time outstanding.

Without limiting the generality of the foregoing, neither the Borrower nor any Subsidiary shall incur or have outstanding any Indebtedness to the SPEs.

For purposes of determining compliance with this Section 6.14: (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (w) above, the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and (ii) at the time of incurrence or reclassification, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in clauses (a) through (w) above. Notwithstanding the foregoing, Indebtedness incurred under Section 6.14(a) and Section 6.14(c) may not be reclassified.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.14.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 6.15.    Merger.

(a)    The Borrower will not consolidate, merge, liquidate or dissolve with or into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all the properties or assets of the Borrower and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i)    either:

(A)    the Borrower is the surviving company; or

(B)    the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii)    the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent;

(iii)    immediately before and after such transaction, no Default or Unmatured Default exists;

(iv)    the Borrower or Successor Company, as applicable, shall be in pro forma compliance with the financial covenants set forth in Section 6.22 and Section 6.27;

(v)    each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) below applies, shall have confirmed that its Obligations under the applicable Loan Documents to which it is a party remain outstanding pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(vi)    the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such consolidation, merger or transfer complies with the provisions described in this clause (a).

The Successor Company will succeed to, and be substituted for the Borrower under this Agreement and each other Loan Document.

Notwithstanding the foregoing (but subject to clause (b) below), any Subsidiary of the Borrower may consolidate with, merge, liquidate or dissolve into or transfer all or part of its properties and assets to the Borrower or to another Subsidiary.

(b)    No Guarantor will, and the Borrower will not permit any Guarantor to, consolidate or merge with or into or dissolve or liquidate into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets in one or more related transactions, to any Person unless:

(i)    (A) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”); and

(B)    the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent; and

(C)    immediately before and after such transaction, no Default or Unmatured Default exists; or

(ii)    such transaction is made in compliance with Section 6.16 (without regard to Section 6.16(k)) or constitutes an Investment permitted by Section 6.17.

The Successor Person will succeed to, and be substituted for such Guarantor under the Guaranty and each other Loan Document.

Notwithstanding the foregoing, any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or to another Guarantor.

Section 6.16.    Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a)    the disposition of (i) Cash and Cash Equivalents in the ordinary course of business, (ii) surplus, obsolete or worn out equipment or other tangible personal property or (iii) inventory sales in the ordinary course of business;

(b)    transfers of property subject to casualty, condemnation or similar events (including in lieu thereof) upon receipt of the Net Proceeds in respect thereof;

(c)    the disposition of Portfolio Securities (other than Specified Securities) for Cash and Cash Equivalents or securities contained in the Restricted Investment Portfolio;

(d)    the making of any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.13 or 6.17, as applicable;

(e)    the unwinding of any Rate Management Transaction;

(f)    [Reserved];

(g)    sales of securities pursuant to Repurchase Agreements;

(h)    sales, transfers or other dispositions of its Property (other than Material Registered IP) to an SPE made in compliance with Section 6.17(f);

(i)    transfers from a Subsidiary to the Borrower, from the Borrower to any Guarantor, from a Guarantor to any other Guarantor or from a Non-Guarantor Subsidiary to the Borrower or a Subsidiary;

(j)    sales or dispositions of the official check business or bill pay business by the Borrower and the Subsidiaries;

(k)    the disposition of all or substantially all the assets of the Borrower or any Subsidiary in a manner permitted pursuant to Section 6.15;

(l)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(m)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(n)    the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(o)    foreclosures on assets;

(p)    [Reserved];

(q)    the granting of Liens otherwise permitted by this Agreement;

(r)    sales of accounts receivable in connection with the collection or compromise thereof;

(s)    the abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(t)    leases, sales or other dispositions of its Property (other than Material Registered IP) that, together with all other Property of the Borrower and the Subsidiaries previously leased, sold or disposed of as permitted by this clause (t) during the twelve month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and the Subsidiaries; provided that each such lease, sale or other disposition pursuant to this Section 6.16(t) (x) shall be made for fair market value (as determined by the Borrower in good faith) and (y) at least 75% of the aggregate consideration received by the Borrower and its Subsidiaries shall be in the form of Cash and Cash Equivalents; provided, however, for purposes of this clause (y), the following shall be deemed to be cash: (1) any securities received by the Borrower or the applicable Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable disposition, and (2) other non-cash consideration received by the Borrower or the applicable Subsidiary having an aggregate fair market value (determined as of the closing of the applicable disposition for which such non-cash consideration is received) for all such non-cash consideration deemed to be cash under this subclause (2) not to exceed $50,000,000 in any twelve month period;

(u)    the abandonment of the Investments described on Schedule 6.16; and

(v)    the sale or other disposition of Specified Securities.

Notwithstanding the foregoing, none of the foregoing clauses (a) through (w) of this Section 6.16 shall be utilized to lease, sell or otherwise dispose of Material Registered IP.

Section 6.17.    Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make any Acquisition of any Person or make any Investment in any Person, except:

(a)    Acquisitions of (or all or substantially all of the assets of) entities engaged in a Similar Business, so long as (i) the acquired entity becomes a Subsidiary of the Borrower and, if the acquired entity is a Domestic Subsidiary, the acquired entity (x) becomes a Guarantor to the extent required by Section 6.23 and, to the extent required by Section 6.24, pledges its assets as Collateral or (y) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Borrower or a Guarantor; (ii) after giving effect to such acquisition and determined on a pro forma basis, the Total Net Leverage Ratio shall not exceed 4.500:1.000; (iii) for any Acquisition with aggregate consideration in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance; (iv) both before and after giving effect to such acquisition no Default or Unmatured Default exists and (v) in the case of Acquisitions of Subsidiaries that are Non-Guarantor Subsidiaries, the aggregate amount of Investments in all Non-Guarantor Subsidiaries for all such Acquisitions under this clause (a) shall not exceed (I) (A) $150,000,000 less (B) the aggregate amount of all Investments made at or prior to such time pursuant to clause (d) of this Section 6.17 plus (II) the Remaining Basket Amount;

(b)    [Reserved];

(c)    any Investment in the Borrower or any Guarantor;

(d)    any Investments by the Borrower or any Guarantor in any Non-Guarantor Subsidiary (other than any SPE) made pursuant to this clause (d) after the Closing Date in an aggregate amount not exceeding $150,000,000 less the aggregate amount of Investments made at or prior to such time pursuant to clause (a)(v)(I) above;

(e)    Investments made in any Non-Guarantor Subsidiary (but not any SPE) by another Non-Guarantor Subsidiary;

(f)    Investments in SPEs to provide for payment obligations in the ordinary course pursuant to arrangements with customers and counterparties existing on the Closing Date;

(g)    any Investment in Cash or Cash Equivalents;

(h)    any Investment in the Restricted Investment Portfolio;

(i)    any Investment existing on the Closing Date (excluding assets held by any SPE) or made pursuant to legally binding written commitments in existence on Closing Date which, in either case, is set forth in all material respects on Schedule 6.17(i), and any Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(j)    loans and advances to employees, directors, managers or consultants of the Borrower or any of its Subsidiaries for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business whether or not consistent with past practice, and payroll advances in an aggregate outstanding amount at any time (without giving effect to any writeoffs, writedowns or forgiveness) not exceeding $5,000,000;

(k)    any Investment acquired by the Borrower or any Subsidiary:

(i)    in exchange for any other Investment or accounts receivable held by the Borrower or any Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable; or

(ii)    as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(l)    Investments to the extent the payment for which consists of Capital Stock (other than Disqualified Stock) of the Borrower;

(m)    (i) Investments consisting of Indebtedness owing by Non-Guarantor Subsidiaries to any Loan Party permitted under Section 6.14(t) and (ii) Investments consisting of guarantees by the Borrower or any Subsidiary of Indebtedness owing by Non-Guarantor Subsidiaries permitted under Section 6.14(t);

(n)    any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(o)    any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an asset sale made pursuant to Section 6.16;

(p)    Rate Management Obligations permitted hereunder;

(q)    receivables owing to the Borrower or any of its Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(r)    upfront payments, signing bonuses and similar payments paid to agents and guaranties of agent commissions, in each case in the ordinary course of business and consistent with past practice;

(s)    [reserved];

(t)    any Investment not permitted by the other provisions of this Section 6.17 in an amount not to exceed the Remaining Basket Amount determined at such time;

(u)    transfers from the Borrower or a Guarantor to a Non-Guarantor Subsidiary of Property (other than Material Registered IP) with an aggregate fair market value of not greater than $35,000,000 and which constitute Investments;

(v)    additional Investments in an aggregate amount, taken together with all other Investments previously made pursuant to this clause (v), not to exceed $50,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(w)    Investments by Loan Parties in Non-Guarantor Subsidiaries to the extent constituting Regulatory Intercompany Debt; and

(x)    to the extent constituting Investments, Permitted Intercompany Activities.

Notwithstanding the foregoing, none of the foregoing clauses (a) through (w) of this Section 6.17 shall be utilized to lease, sell or otherwise dispose of Material Registered IP.

Section 6.18.    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)    Liens created to secure the obligations permitted under Section 6.14(c); provided that (x) neither the Borrower nor any of its Subsidiaries shall grant any such Liens on any Property that does not also secure the Obligations and (y) such Liens shall rank pari passu with the Liens securing the Obligations pursuant to the First Lien/First Lien Intercreditor Agreement;

(b)    Liens created pursuant to the Collateral Documents (which Liens shall equally and ratably secure Secured Hedge Obligations and Secured Cash Management Obligations);

(c)    Liens for taxes, assessments or governmental charges, claims or levies not yet overdue for a period of more than 30 days or subject to penalties for nonpayment, or which are being contested in good faith and by appropriate proceedings;

(d)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other proceeding for review so long as no such Lien secures claims constituting a Default under Section 7.08;

(e)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(f)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;

(g)    Liens in existence on the Closing Date and identified in all material respects on Schedule 6.18 hereto;

(h)    ordinary course pledges or deposits to secure bids, tenders, Cash Management Obligations, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which such Person is a party or deposits as security for contested taxes, import duties or the payment of rent;

(i)    Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or securing bonds required by applicable state regulatory licensing requirements or letters of credit or bank guarantees or similar instruments in lieu of such items or to support the issuance thereof issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(j)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property owned by the Borrower or any Subsidiary (other than products and proceeds of such original property);

(k)    Liens on property at the time the Borrower or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and provided further that the Liens may not extend to any other property owned by the Borrower or any Subsidiary (other than products and proceeds of such original property);

(l)    licenses, sublicenses, leases or subleases entered into in the ordinary course of business that do not materially impair their use in the operation of the business of the Borrower and the Subsidiaries, taken as a whole; provided that any such licenses, sublicenses, leases or subleases with respect to Material Registered IP shall be non-exclusive;

(m)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n)    deposits made in the ordinary course of business to secure liability to insurance carriers;

(o)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(p)    any attachment or judgment Lien against the Borrower or any Subsidiary, or any property of the Borrower or any Subsidiary, so long as such Lien secures claims not constituting a Default under Section 7.08;

(q)    the deposit or pre-funding of amounts (including through delivery to a payment agent) to satisfy payment service or reimbursement obligations owed or estimated to be owed by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business;

(r)    Liens securing Indebtedness permitted to be incurred pursuant to Section 6.14(e)(ii) or Section 6.14(q); provided that Liens securing Indebtedness permitted to be incurred pursuant to Section 6.14(e)(ii) or Section 6.14(q) are solely on the assets financed, purchased, constructed, improved or acquired or assets of the acquired entity as the case may be, and the proceeds and products thereof and accessions thereto;

(s)    (i) Liens securing Rate Management Obligations to the extent incurred in the ordinary course of business and not for speculative purposes (other than Secured Hedge Obligations) not exceeding $100,000,000 in the aggregate outstanding at any time and (ii) Liens to secure Indebtedness up to $20,000,000 permitted under Section 6.14(o)(i);

(t)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u)    any Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien of the type referred to in clause (b), (g), (j), (k) or (r) (or in this clause (u) and originally of the type referred to in such other clauses); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness permitted pursuant to such clause (b), (g), (j), (k) or (r) and (ii) an amount necessary to pay any unpaid accrued interest, fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(v)    Liens in favor of the Borrower or any Guarantor;

(w)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(x)    Liens solely on any cash earnest money deposits relating to asset sales or acquisitions not in the ordinary course in connection with any letter of intent or purchase agreement not prohibited by this Agreement;

(y)    Liens securing Indebtedness evidenced by Pari Passu First Lien Debt issued pursuant to Section 2.25(a); provided that such Liens are subject to the First Lien/First Lien Intercreditor Agreement;

(z)    Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower or a Guarantor permitted to be incurred in accordance with Section 6.14;

(aa)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(bb)    other Liens not otherwise permitted by this Section 6.18 securing obligations not at any time exceeding $50,000,000 in the aggregate; and

(cc)    Liens securing Indebtedness permitted under Section 6.14(x).

Section 6.19.    Affiliates. The Borrower will not, and will not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower, except:

(a)    on terms not materially less favorable to the Borrower or such Subsidiary as the Borrower or such Subsidiary would obtain in a comparable arms’ length transaction, and in connection with such transaction or series of related transactions involving aggregate annual payments or consideration in excess of $10,000,000 the Borrower delivers to the Administrative Agent a resolution adopted by the disinterested members of the board of directors of the Borrower approving such transaction and set forth in an officer’s certificate certifying that such transaction complies with this clause (a);

(b)    any Restricted Payments permitted under Section 6.13, any Investments permitted under Section 6.17 and any transactions permitted under Section 6.16(h) or Section 6.16(i);

(c)    [reserved];

(d)    reasonable and customary fees, expenses and indemnities provided in the ordinary course of business to officers, directors, managers, employees or consultants of the Borrower or any Subsidiary;

(e)    customary tax sharing arrangements among the Borrower and its Subsidiaries entered into in the ordinary course of business;

(f)    (i) transactions among the Loan Parties and (ii) transactions solely among Subsidiaries that are not Loan Parties, in each case, not expressly prohibited under this Agreement;

(g)    any transaction or series of transactions involving consideration of less than $2,500,000;

(h)    transactions in existence as of the Closing Date (i) set forth in all material respects on Schedule 6.19 or (ii) disclosed or referenced in any Form 10-K, Form 10-Q, 8-K or proxy statement, as applicable, filed with the SEC prior to the Closing Date;

(i)    (i) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees and (ii) transactions pursuant to equity-based incentive plans and employee benefit plans and arrangements and other similar arrangements with such employees (including, the issuance of securities, or other payments, awards or grants in cash, securities or otherwise), in each case in the ordinary course of business or which are otherwise approved by the disinterested members of the board of directors of the Borrower in good faith and that are not otherwise prohibited by this Agreement;

(j)    the Transactions and the payment of all fees and expenses related to the Transactions;

(k)    the payment of reasonable charges for travel in the ordinary course of business by any officer, director, manager, employee, agent, consultant, Affiliate or advisor of the Borrower or any Subsidiary;

(l)    any transaction with a joint venture that would be subject to this Section 6.19 solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture; and

(m)    Permitted Intercompany Activities.

Section 6.20.    Amendments to Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend or terminate the organizational documents of the Borrower or any Subsidiary or any documents with respect to Subordinated Debt which is Material Indebtedness, in each case in any manner which could reasonably be expected to be materially adverse to the interests of the Lenders or would result in a material breach of this Agreement.

Section 6.21.    Inconsistent Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining (x) the incurrence or repayment of the Obligations or the ability of the Borrower or any Subsidiary to create or suffer to exist Liens on such Person’s Property securing the Obligations or (y) the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital or (b) pay any Indebtedness owed to, or make loans or advances to, or sell, lease or transfer any of its Property to, the Borrower or any Subsidiary, except that the following are permitted:

(a)    contractual encumbrances or restrictions contained in any Loan Document (including any related Rate Management Transaction and its related documentation) or otherwise in effect on the Closing Date;

(b)    purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions on disposition of the property so acquired;

(c)    restrictions and conditions imposed by applicable law or any applicable rule, regulation or order or similar restriction;

(d)    any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(e)    contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into relating to the sale or disposition of all or substantially all the Capital Stock or assets of that Subsidiary pursuant to a transaction otherwise permitted by this Agreement;

(f)    restrictions imposed by the terms of secured Indebtedness or other obligations otherwise permitted to be incurred pursuant to Sections 6.14 and 6.18 hereof that, in the case of a Loan Party, relate to the assets securing such Indebtedness or other obligations;

(g)    restrictions on cash or other deposits or portfolio securities or net worth imposed by customers or Governmental Entities under contracts entered into in the ordinary course of business;

(h)    customary provisions in joint venture agreements, asset sale agreements, sale-lease back agreements and other similar agreements;

(i)    customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(j)    any agreement for the sale or other disposition of a Subsidiary that restricts dividends, distributions, loans or advances by such Subsidiary pending such sale or other disposition;

(k)    Permitted Liens;

(l)    restrictions and conditions on the creation or existence of Liens imposed by the terms of the documentation governing any Indebtedness or preferred stock of a Non-Guarantor Subsidiary, which Indebtedness or preferred stock is not prohibited by Section 6.14;

(m)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.17 and applicable solely to such joint venture entered into in the ordinary course of business; and

(n)    any encumbrances or restrictions of the type referred to in the lead-in to this Section 6.21 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.22.    Revolver Financial Covenants.

(a)    Interest Coverage Ratio. Prior to the Revolver Termination Date, the Interest Coverage Ratio, determined as of last day of each four (4) fiscal quarter period commencing with the first fiscal quarter of the Borrower ending after the Closing Date, shall not be less than 2.150:1.000.

(b)    [Reserved].

(c)    Asset Coverage. Prior to the Revolver Termination Date, the Borrower shall not permit, as of any date, the aggregate Settlement Assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, as shown in the most recently prepared consolidated balance sheet of the Borrower, to be less than its Payment Service Obligations reflected in such consolidated balance sheet.

(d)    Total Net Leverage. Prior to the Revolver Termination Date, the Total Net Leverage Ratio, determined as of last day of each four (4) fiscal quarter period commencing with the first fiscal quarter of the Borrower ending after the Closing Date, shall not be greater than 4.750:1.000.

Notwithstanding anything to the contrary contained in this Section, if (1) the Borrower fails to comply with the requirements of Section 6.22(a), (c) or (d) as of the end of any fiscal quarter prior to the Revolver Termination Date and (2) at any time after such fiscal quarter until the date that is 15 days after the date the Borrower is required to deliver financial statements with respect to such period pursuant to Section 6.01, the Borrower receives a cash contribution to its equity capital in exchange for common shares of its Capital Stock and gives written notice to the Administrative Agent that such cash contribution has been received and all or a portion thereof constitutes a Specified Equity Contribution (any amount so identified, a “Specified Equity Contribution”), then the amount of such Specified Equity Contribution will be deemed to be an increase to Consolidated EBITDA and to the aggregate amount of assets used in calculating compliance with Section 6.22(c) solely for the purposes of determining compliance with

Sections 6.22(a), (c) and (d) (and, if applicable, Section 6.27) at the end of such fiscal quarter (and for purposes of determining compliance with future periods that include such fiscal quarter) (but such Specified Equity Contribution shall not be included for purposes of determining the Basket Amount or any other purposes hereunder, and there shall be no reduction in Indebtedness pursuant to any cash netting provision with the proceeds of any Specified Equity Contribution for the fiscal quarter for which such Specified Equity Contribution was made); provided that (A) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made, and no more than five Specified Equity Contributions may be made from the Closing Date through the Revolver Termination Date and (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with Sections 6.22(a), (c) and (d). If after giving effect to the foregoing recalculations the Borrower shall be in compliance with the requirements of Sections 6.22(a), (c) and (d), the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default in respect of such covenant that had occurred shall be deemed cured for this purposes of this Agreement. From the date on which the Borrower gives the Administrative Agent written notice of a Specified Equity Contribution with respect to a fiscal period until the 15th day after financial statements are required to be delivered pursuant to Section 6.01 for such fiscal period, none of the Administrative Agent, the Collateral Agent, any Lender or any Secured Party shall exercise any rights or remedies with respect to a breach of Sections 6.22(a), (c) or (d) with respect to such fiscal period, but any such breach shall not be deemed waived for purposes of Section 4.02 until such Specified Equity Contribution is received by the Borrower.

Section 6.23.    Subsidiary Guarantees. On the Closing Date and thereafter, on or before the 30th day following each date required for delivery of financial statements pursuant to Section 6.01(a) or (b), the Borrower shall cause the following entities to be or become Guarantors hereunder: (i) each Material Domestic Subsidiary at such time, (ii) other Wholly-Owned Domestic Subsidiaries such that, after giving effect thereto, the Borrower and the Subsidiaries of the Borrower that are Guarantors (considered without duplication and without consolidation with any of their respective Subsidiaries that are Non-Guarantor Subsidiaries) account for at least (A) 90% of the total consolidated assets and (B) 90% of the total consolidated revenues, in each case of the Borrower and its Domestic Subsidiaries determined for the most recent fiscal quarter then ended (in the case of (A)) or most recent fiscal year then ended (in the case of (B)) and (iii) each Subsidiary that guarantees the Borrower’s obligations under the 2021 First Lien Notes and any permitted refinancing thereof. To effect the foregoing, the Borrower shall cause an Authorized Officer of each Subsidiary that is so required to become a Guarantor at such time to execute and deliver to the Administrative Agent for the benefit of the Lenders a joinder agreement under the Guaranty in a form (together with any related certificates and customary legal opinions reasonably requested by the Administrative Agent) reasonably acceptable to the Administrative Agent. The Borrower shall concurrently with the delivery of each Compliance Certificate notify the Administrative Agent if any Authorized Officer becomes aware that a Wholly-Owned Subsidiary has become a Material Domestic Subsidiary since the delivery of the most recent Compliance Certificate.

Section 6.24.    Collateral. Effective upon any Subsidiary becoming a Guarantor after the Closing Date, the Borrower shall cause such Guarantor within fifteen Business Days after becoming a Guarantor (or such later date as the Administrative Agent may agree) to grant to the Collateral Agent for the benefit of the Secured Parties a first (subject to Permitted Liens) priority security interest in all assets (including real property and the Capital Stock of its Subsidiaries) of such Guarantor pursuant to documentation (including related certificates and opinions) reasonably acceptable to the Administrative Agent. The Borrower will, and will cause the Borrower and each of the Guarantors to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral as the Administrative Agent may reasonably require. Notwithstanding any of the foregoing, (a) neither the Borrower nor any other Guarantor shall be obligated hereby to grant a security interest in any asset if the granting of such security interest would result in the violation of any applicable law or regulation, (b) the Collateral shall not include a security interest in any asset if the granting of such security interest would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the Uniform Commercial Code), (c) fee-owned real property having an individual fair market value of less than $2,500,000 or aggregate fair market value of less than $10,000,000 shall be excluded from the Collateral, (d) the Collateral shall not include Cash and Cash Equivalents, accounts receivable or Portfolio Securities, or deposit or security accounts (except to the extent that the foregoing are proceeds of Collateral; provided that in no event shall any control agreements be required) containing any of the foregoing, other assets requiring perfection through control agreements, letter-of-credit rights, leasehold real property, motor vehicles and other assets subject to certificates of title (other than any corporate aircraft), interests in certain joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties and obligations the interest on which is wholly exempt from the taxes imposed by subtitle A of the Code, (e) the pledge of the Capital Stock of Foreign Subsidiaries shall be limited to 65% of the Capital Stock of material first-tier Foreign Subsidiaries, (f) the Administrative Agent shall have the discretion to exclude from the Collateral immaterial assets, assets as to which it and the Borrower determine that the cost of obtaining such security interest would outweigh the benefit to the Lenders and other assets in which it may determine that the taking of a security interest would not be advisable, and (g) no foreign law security or pledge agreements shall be required.

Section 6.25.    Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Secured Obligations of each other Loan Party and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each such other Loan Party in order for such other Loan Party to honor its obligations under the Guaranty including obligations with respect to Rate Management Transactions (provided, however, that the Borrower shall only be liable under this Section 6.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.25, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 6.25 shall remain in full force and effect until this Agreement is terminated. The Borrower intends that this Section 6.25 constitute, and this Section 6.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 6.26.    Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, conduct its businesses in compliance in all material respects with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions that are applicable to the Borrower or its Subsidiaries and (ii) applicable Sanctions and anti-money laundering laws and regulations, and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.27.    Term Financial Covenant. Prior to the Term Loan Maturity Date, the Total Net Leverage Ratio, determined as of the last day of each fiscal quarter (commencing with the fiscal quarter ending September 30, 2021), shall not be greater than 5.000:1.000.

Notwithstanding anything to the contrary contained in this Section, if (1) the Borrower fails to comply with the requirements of this Section 6.27 as of the end of any fiscal quarter prior to the Term Loan Maturity Date and (2) at any time after such fiscal quarter until the date that is 15 days after the date the Borrower is required to deliver financial statements with respect to such period pursuant to Section 6.01, the Borrower receives a cash contribution to its equity capital in exchange for common shares of its Capital Stock and gives written notice to the Administrative Agent that such cash contribution has been received and is a Specified Equity Contribution, then the amount of such Specified Equity Contribution will be deemed to be an increase to Consolidated EBITDA solely for the purposes of determining compliance with this Section 6.27 (and if applicable, Section 6.22) at the end of such fiscal quarter (and for purposes of determining compliance with future periods that include such fiscal quarter) (but such Specified Equity Contribution shall not be included for purposes of determining the Basket Amount or any other purposes hereunder, and there shall be no reduction in Indebtedness pursuant to any cash netting provision with the proceeds of any Specified Equity Contribution for the fiscal quarter for which such Specified Equity Contribution was made); provided that (A) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made for purposes of curing a failure to comply with the requirements of this Section 6.27, and no more than four Specified Equity Contributions may be made from the Closing Date through the Term Loan Maturity Date made for purposes of curing a failure to comply with the requirements of this Section 6.27 and (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with Section 6.27. If after giving effect to the foregoing recalculations the Borrower shall be in compliance with the requirements of Section 6.27, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default in respect of such covenant that had occurred shall be deemed cured for this purposes of this Agreement. From the date on which the Borrower gives the Administrative Agent written notice of a Specified Equity Contribution with respect to a fiscal period until the 15th day after financial statements are required to be delivered pursuant to Section 6.01 for such fiscal period, none of the Administrative Agent, the Collateral Agent, any Term Lender or any relevant Secured Party shall exercise any rights or remedies with respect to a breach of Section 6.27 with respect to such fiscal period, but any such breach shall not be deemed waived for purposes of Section 4.02 until such Specified Equity Contribution is received by the Borrower. It is understood and agreed that subject to the limitations of Sections 6.22 and 6.27, a single Specified Equity Contribution may be utilized for purposes of determining compliance with both Sections 6.22 and 6.27, if applicable.

Section 6.28.    Limitations on Dispositions of Material Registered IP. Notwithstanding anything to the contrary in this Agreement, (i) no Loan Party shall lease, sell or otherwise dispose of its Material Registered IP to any Person that is not a Loan Party, (ii) no Non-Guarantor Subsidiary shall lease, sell or otherwise dispose of its Material Registered IP to any Person that is not the Borrower or a Subsidiary of the Borrower and (iii) the Borrower and its Subsidiaries may enter into non-exclusive licenses, sublicenses, leases or subleases of Material Registered IP entered into in the ordinary course of business that do not materially impair their use in the operation of the business of the Borrower and the Subsidiaries in accordance with Section 6.18(l).

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.01.    Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Subsidiaries to the Lenders or the Administrative Agent under or in connection with any Loan Document, any Credit Extension, or any certificate or information required to be delivered under any Loan Document shall be materially false on the date as of which made; provided that any breach of the representation and warranty in Section 5.20 shall not constitute a Default with respect to the Term Loans until the date on which any Revolving Loans have been declared to be due and payable pursuant to Section 8.01.

Section 7.02.    Non-Payment. Nonpayment of principal of any Loan when due, nonpayment of any reimbursement obligation in respect of any LC Disbursement within three Business Days after the same becomes due and the Borrower has received written notice of such fact, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within three Business Days after the same becomes due.

Section 7.03.    Specific Defaults. The breach by any Loan Party of any of the terms or provisions of Section 6.02(b), Section 6.03, Section 6.13 through and including Section 6.28; provided that any Default with respect to Section 6.22 shall not constitute a Default with respect to the Term Loans until the date on which any Revolving Loans have been declared to be due and payable pursuant to Section 8.01; provided, further, that any Default with respect to Section 6.27 shall not constitute a Default with respect to the Revolving Loans until the date on which any Term Loans have been declared to be due and payable pursuant to Section 8.01.

Section 7.04.    Other Defaults. The breach by any Loan Party (other than a breach which constitutes a Default under Section 7.02 or 7.03 of this Article 7) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice thereof from the Administrative Agent to the Borrower.

Section 7.05.    Cross-Default. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any, and provided that such default has not been cured or waived) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

Section 7.06.    Insolvency; Voluntary Proceedings. The Borrower or any of its Material Domestic Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal or state bankruptcy laws as now or hereafter in effect, (b) make a general assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal or state bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.06, (f) fail to contest in good faith any appointment or proceeding described in Section 7.07 or (g) not pay, or admit in writing its inability to pay, its debts generally as they become due.

Section 7.07.    Involuntary Proceedings. Without the application, approval or consent of the Borrower or any of its Material Domestic Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Domestic Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.06(d) shall be instituted against the Borrower or any of its Material Domestic Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.

Section 7.08.    Judgments. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more final, non-appealable judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate.

Section 7.09.    Reportable Event; ERISA Event. (a) Any Reportable Event shall occur in connection with any Single Employer Plan , and, 30 days after notice thereof shall have been given to the Borrower, such Reportable Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination or liability for withdrawal could reasonably be expected to have a Material Adverse Effect or (b) any ERISA Event shall occur which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.10.    Change in Control. Any Change in Control shall occur.

Section 7.11.    Withdrawal Liability. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification) could reasonably be expected to have a Material Adverse Effect.

Section 7.12.    Loan Document. Any Loan Document shall fail to remain in full force or effect (other than by reason of a release of a Loan Party in accordance with the terms hereof and thereof) or any Loan Party shall assert in writing the invalidity or unenforceability of any Loan Document, or any Loan Party shall deny in writing that it has any further liability under any guaranty of the Obligations to which it is a party, or shall give notice to such effect.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.01.    Acceleration. If any Default described in Section 7.06 or 7.07 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender. If (i) a Revolver Financial Covenant Default occurs, the Majority Revolving Credit Facility Lenders (or the Administrative Agent with the consent of the Majority Revolving Credit Facility Lenders) may terminate or suspend the obligations of the Revolving Lenders to make Revolving Loans hereunder, or declare the Obligations with respect to the Revolving Loans to be due and payable, or both, (ii) if a Term Financial Covenant Default occurs, the Required Term Lenders (or the Administrative Agent with the consent of the Required Term Lenders) may declare the Obligations with respect to the Term Loans to be due and payable, and (iii) any other Default occurs, subject to Section 8.02 below, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon, in the case of each of (i) and (ii) above, the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

Section 8.02.    Amendments. Subject to the provisions of Section 3.07(c), this Section 8.02 and Sections 8.03 and 8.04 below and the acknowledgement of the Administrative Agent, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of subsections 8.02(b), (d), (e) and (f), all of the Lenders):

(a)    Extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Maturity Date or forgive all or any portion of the principal amount thereof or any LC Disbursements, or reduce the rate or extend the time of payment of interest or fees hereunder or LC Disbursements (it being understood that the waiver of default interest pursuant to Section 2.14 shall only require the consent of Required Lenders), or amend Section 2.24;

(b)    Reduce the percentage specified in the definition of Required Lenders;

(c)    Increase or extend any Commitment of any Lender hereunder (it being understood that any change to or waivers or modifications of conditions precedent, covenants, Defaults or Unmatured Defaults or of a mandatory prepayment shall not constitute an increase or extension of the Commitments of any Lender);

(d)    Permit the Borrower to assign its rights under this Agreement (it being understood that any modification to Section 6.15 or 6.16 shall only require approval of the Required Lenders);

(e)    Amend this Section 8.02 or Section 11.02 (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement (including pursuant to Section 2.25) may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the Closing Date and this Section 8.02 may be amended by the Required Lenders to reflect such extensions of credit); or

(f)    Release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, except, in either case, as contemplated by Section 10.10.

Without limiting the foregoing and notwithstanding anything herein or in Section 2.25 to the contrary: the consent of the Required Term Lenders shall be required with respect to any amendment that (A) extends the scheduled date of payment of the principal amount of any Term Loan, (B) alters the amount or application of any prepayment pursuant to Section 2.10 in a manner adverse to the interests of the Term Lenders or (C) amends Section 6.27.

Notwithstanding anything to the contrary set forth herein or in any other Loan Document but subject to the proviso in Section 7.03, (i) no Term Lender shall have any right to exercise, or direct the Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of an Unmatured Default or a Default if the only such Unmatured Default or Default that shall have occurred and be continuing is a Revolver Financial Covenant Default, (ii) no Term Lender shall have any right to approve or disapprove (x) any amendment or modification to Section 6.22, (y) any waiver of a Revolver Financial Covenant Default or (z) any waiver or amendment of any requirement under Section 4.02 or any other provision that impacts only the Revolving Lenders or the Revolving Credit Commitments and (iii) it is understood and agreed that any Term Loans held by any Term Lender shall be excluded from any vote of the Lenders (and shall be deemed to not be outstanding) for the purposes described in clause (i) above and clause (ii) above, including in determining whether the “Required Lenders” have directed the Administrative Agent to exercise or refrain from exercising any such rights or remedies or to approve or disapprove any such amendment, modification or waiver. For the avoidance of doubt, nothing in this paragraph shall in any way limit or restrict the rights or remedies of the Term Lenders in connection with any Unmatured Default or Default other than a Revolver Financial Covenant Default (whether arising before or after the occurrence of the Revolver Financial Covenant Default) or the right of any Term Lenders to approve or disapprove any amendment or modification to any other provision hereof or of any other Loan Document or to waive any Unmatured Default or Default other than a Revolver Financial Covenant Default.

Notwithstanding anything to the contrary set forth herein or in any other Loan Document but subject to the proviso in Section 7.03, (i) no Revolving Lender shall have any right to exercise, or direct the Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of an Unmatured Default or a Default if the only such Unmatured Default or Default that shall have occurred and be continuing is a Term Financial Covenant Default, (ii) no Revolving Lender shall have any right to approve or disapprove (x) any amendment or modification to Section 6.27, (y) any waiver of a Term Financial Covenant Default or (z) any waiver or amendment of any requirement under any other provision that impacts only the Term Lenders or the Term Loans and (iii) it is understood and agreed that any Revolving Loans held by any Revolving Lender shall be excluded from any vote of the Lenders (and shall be deemed to not be outstanding) for the purposes described in clause (i) above and clause (ii) above, including in determining whether the “Required Lenders” have directed the Administrative Agent to exercise or refrain from exercising any such rights or remedies or to approve or disapprove any such amendment, modification or waiver. For the avoidance of doubt, nothing in this paragraph shall in any way limit or restrict the rights or remedies of the Revolving Lenders in connection with any Unmatured Default or Default other than a Term Financial Covenant Default (whether arising before or after the occurrence of the Term Financial Covenant Default) or the right of any Revolving Lenders to approve or disapprove any amendment or modification to any other provision hereof or of any other Loan Document or to waive any Unmatured Default or Default other than a Term Financial Covenant Default.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loan made by such Swing Line Lender shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.01(b)(iv) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the consent of each such Lender directly affected thereby shall be required to (i) increase or extend the Commitment of such Lender, (ii) extend the final maturity of any Loan, (iii) forgive all or any portion of the principal amount thereof or any LC Disbursements or (iv) amend Section 2.24. Notwithstanding anything to the contrary contained herein, (x) the definition of “Revolver Financial Covenant Default” may not be amended without the written consent of the Majority Revolving Credit Facility Lenders and (y) the definition of “Term Financial Covenant Default” may not be amended without the written consent of the Required Term Lenders.

Section 8.03.    Replacement Loans. In addition, subject to Section 2.10 and 2.25, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or a portion of the outstanding Term Loans (the “Refinanced Term Loans”) or the replacement of all or a portion of the Aggregate Revolving Credit Commitment (the “Refinanced Commitment”) with one or more replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term Loans”) or one or more new revolving commitments (the “Replacement

Commitments”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall (i) not be higher than the Applicable Margin for such Refinanced Term Loans or (ii) if the Applicable Margin is higher, it shall reflect market terms for similar borrowers at the time of incurrence or issuance (as reasonably determined by the Borrower), (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, respectively, at the time of such refinancing, (d) the aggregate amount of the Replacement Commitment shall not exceed the Refinanced Commitment, (e) the Applicable Margin for such Replacement Commitment shall (i) if incurred prior to the second anniversary of the Closing Date, not exceed the Applicable Margin for the Refinanced Commitment by more than 0.750% and (ii) if incurred after the second anniversary of the Closing Date, the Applicable Margin shall reflect market terms for similar borrowers at the time of incurrence or issuance (as reasonably determined by the Borrower), (f) the borrower of such Replacement Term Loans or Replacement Commitment shall be the Borrower and (g) all other terms applicable to such Replacement Term Loans or Replacement Commitments shall be substantially identical to, or not materially more favorable to the Lenders providing such Replacement Loans or Replacement Commitments than, those applicable to such Refinanced Term Loans or Refinanced Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Closing Date Term Loans or the Revolving Credit Commitments in effect immediately prior to such refinancing.

Section 8.04.    Errors. Further, notwithstanding anything to the contrary contained in Section 8.02, if following the Closing Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

Section 8.05.    Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.02 or as otherwise provided in Section 8.03 or 8.04, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

Section 9.02.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.03.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.04.    Entire Agreement. Other than the Fee Letter, the Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof which shall survive and remain in full force and effect during the term of this Agreement.

Section 9.05.    Several Obligations; Benefits of This Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers and the Co-Managers shall enjoy the benefits of the provisions of Sections 9.06 and 9.08 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.06.    Expenses; Indemnification; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited in the case of legal fees and expenses to the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and, if reasonably necessary, of one local counsel in any relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the LC Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer) in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (but limited in the case of legal fees and expenses to the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, Lenders and LC Issuer and, if reasonably necessary, of one local counsel in any relevant jurisdiction and, in the event of an actual or perceived conflict of interest, an additional counsel for each group of similarly affected Persons in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Bookrunner, each Co-Manager, each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited in the case of legal fees and expenses to the reasonable and documented fees, charges and disbursements of one counsel for the Indemnitees and, if reasonably necessary, of one local counsel in any relevant jurisdiction and, in the event of an actual or perceived conflict of interest, an additional counsel for each group of similarly affected Indemnitees in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability arising under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee or (y) arise from disputes solely among Indemnitees, and in such event solely to the extent that the underlying dispute does not arise as a result of an action, inaction or representation of, or information provided by or on behalf of, the Borrower or any of its Subsidiaries or Affiliates.

(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 9.05.

(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)    All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    The agreements in this Section shall survive the resignation of the Administrative Agent, the LC Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.07.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 9.08.    Non-Liability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, the Co-Manager, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arrangers, the Co-Manager nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arrangers, the Co-Manager, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, the party from which recovery is sought or any dispute solely between or among the Administrative Agent, the Arrangers, the Co-Manager, the LC Issuer and/or any Lender and not involving the Borrower or its Affiliates. Neither the Administrative Agent, the Arrangers, the Co-Manager, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the Transactions.

Section 9.09.    Confidentiality. The Administrative Agent and each Lender agrees to hold any Information (as defined below) which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates for use solely in connection with the performance of their respective obligations hereunder contemplated hereby, (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory or self-regulatory officials, (d) to any Person as required by law, regulation, or legal process, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Loan Documents or the enforcement of rights thereunder, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided that each such Person agreed to be bound by confidentiality provisions at least as restrictive as provided under this Section 9.09, (g) permitted by Section 12.02, (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, (j) in connection with a due diligence defense, (k) to bank market-data collectors and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications or (l) to the extent such Information (x) becomes publicly available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower and such source is not known by the Person receiving such Information to be in violation of this Section 9.09. Without limiting Section 9.04, the Borrower agrees that the terms of this Section 9.09 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent)

with respect to any Information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.09 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such Information. For the purposes of this Section, “Information” means all information received from the Borrower, its Subsidiaries or their agents or representatives relating to the Borrower, its Subsidiaries or their agents or other representatives or its business, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.09 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.10.    Non-Reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

Section 9.11.    Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank of America and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Section 9.12.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each Loan Party acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower, each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Arrangers and the Co-Manager on the other hand, (B) the Borrower and each Loan Party have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each Loan Party are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Lender, each Arranger and the Co-Manager are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender, any Arranger nor the Co-Manager has any obligation to the Borrower nor any Loan Party nor any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender, each Arranger and the Co-Manager and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Loan Parties and any of their respective Affiliates, and neither the Administrative Agent, any Lender, any Arranger nor the Co-Manager has any obligation to disclose any of such interests to the Borrower, any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each Loan Party hereby waive and release any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, (i) it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification in relation to the Borrower.

Section 9.14.    Lender ERISA Representations.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, the Co-Manager and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified “by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this

Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.15.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 9.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.01.    Appointment and Authority.

(a)    Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)    The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the LC Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the LC Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article 8, Article 9 and this Article 10 (including Section 9.06, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Issuer;

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender, prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 10.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.06.    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall in no event be a Disqualified Institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to Section 2.23(b)(iv), the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as

Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (ii) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

Section 10.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, the Arrangers nor the Co-Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.

Section 10.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer and the Administrative Agent under Sections 2.08, 2.22(k) and 9.06) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.06.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer or in any such proceeding.

Section 10.10.    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the LC Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) Secured Cash Management Obligations and Secured Hedge Obligations as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the LC Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 8.02;

(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.18(r).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

Section 10.11.    Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that may become necessary in connection with the issuance by the Borrower of the 2021 First Lien Notes (including the First Lien/First Lien Intercreditor Agreement) and the issuance by the Borrower of any Pari Passu First Lien Debt pursuant to Section 2.25 as attorney-in-fact on behalf of such Lender and agrees that in consideration of the benefits of the security being provided to such Lender in accordance with the Collateral Documents and any such intercreditor agreement and by acceptance of those benefits, each Lender (including any Lender which becomes such by assignment pursuant to Section 12.01 after the date hereof) shall be bound by the terms and provisions of any such intercreditor agreement and shall comply (and shall cause any Affiliate thereof which is the holder of any “first priority obligations” (or similar term) to comply) with such terms and provisions.

Section 10.12.    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 10.13.    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a “Rescindable Amount” (any payment that the Administrative Agent makes for the account of the Lenders as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation). Each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE 11

SETOFF; RATABLE PAYMENTS

Section 11.01.    Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.01 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.02.    Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swing Line Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant pursuant to Section 12.01.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.01(b), (ii) by way of participation in accordance with the provisions of Section 12.01(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.01(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 12.01(b), participations in LC Exposures and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    (A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “trade date” is specified in the Assignment and Assumption, as of the trade date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitments and Revolving Loans, or $1,000,000, in the case of any assignment in respect of the Term Loans, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;

(iii)    No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) a Specified Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (or in the case of an assignment of a Revolving Commitment, is to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund in respect of a Revolving Lender) or (3) in the case of assignments during the primary syndication of the Term Loan Commitments; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund or the Borrower or any of its Affiliates;

(C)    the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv)    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No such assignment shall be made (x) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (except with respect to the assignment of Term Loans in accordance with Section 12.01(j)) or (y) to any person that is a Disqualified Institution at the time of such assignment.

(vi)    No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the Closing Date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.01(c).

Each Lender hereby agrees that it shall not make an assignment of any of its rights and obligations under this Agreement with respect to the Loans or the Commitment to any Disqualified Institution.

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposures owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons) or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposures and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.01(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender, provided such Participant agrees to be subject to Section 11.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States of America on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. Each Lender hereby agrees that it shall not sell any participations of its rights and obligations under this Agreement with respect to the Loans or the Commitment to any person who is a Disqualified Institution at the time of such sale.

(e)    A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign lender if it were a Lender shall not be entitled to the benefits of Section 3.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.05(d) as though it were a Lender.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to Section 12.01(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as LC Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as LC Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Exposures with respect thereto (including the right to require the Lenders to make Floating Rate Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.22(d)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Floating Rate Advances or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.07. Upon the appointment of a successor LC Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as the case may be, and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(h)    [Reserved].

(i)    [Reserved].

(j)    So long as no Specified Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower or any of its Subsidiaries on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open markets purchases, subject to the following limitations and other provisions:

(i)    The Borrower shall represent and warrant as of the date of any such purchase and assignment that neither the Borrower nor any of its directors or officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and their respective Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to the Borrower as applicable;

(ii)    The Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii)    borrowings of Revolving Loans shall not be made to directly fund the purchase or assignment;

(iv)    any Term Loans purchased by the Borrower shall be automatically and permanently cancelled immediately upon acquisition by the Borrower;

(v)    notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by the Borrower or the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and

(vi)    the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.10, but the face amount of Term Loans cancelled as provided for in above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Term Loans.

(k)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Section 12.02.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant, actual or proposed assignee of an interest in the Obligations or Loan Documents (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any financial statements delivered pursuant to Section 6.01 hereof; provided that each Transferee and prospective Transferee agrees to be bound by an agreement with provisions at least as restrictive as those provided under Section 9.09 of this Agreement.

Section 12.03.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(d) or (e), as applicable.

ARTICLE 13

NOTICES

Section 13.01.    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to the Borrower, to it at:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, TX 75201

Attn:                , Chief Financial Officer

E-mail:

With a copy to:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, TX 75201

Attn:                , Head of Corporate Finance and Global Treasurer

E-mail:

With courtesy email copies to:

                , Head of Capital Markets

E-mail:

                , Treasury Analyst

E-mail:

                , General Counsel, Corporate Secretary and Chief Administrative Officer

E-mail:

                , Sr. Legal Specialist

E-mail:

(ii)	if to the Administrative Agent for payments and requests for credit extensions, to it at:

Bank of America, N.A.

2380 Performance Drive, Building C

Mail Code: TX2-984-03-23

Richardson, TX, 75082

Attention:

Telephone:

Telecopier:

Electronic Mail:

(iii)	if to the Administrative Agent for all other notices, to it at:

Bank of America, N.A.

Agency Management

555 California Street, 4th Floor

Mail Code: CA5-705-04-09

San Francisco, CA 94104

Attention:

Telephone:

Telecopier:

Electronic Mail:

(iv)	if to Bank of America as LC Issuer, to it at:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention:

Telephone:

Telecopier:

Electronic Mail:

(v)    if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire provided to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and, in the case of notice of Default or Unmatured Default, shall permit notification only by Intralinks or a similar website. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. The Borrower agrees to accept notices and other communications sent to the email addresses set forth above in Section 13.01(a)(i) so long as such notices are also delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier.

Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE 14

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; NO NOVATION

Section 14.01.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic means) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.02.    Electronic Execution of Assignments. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Borrower and each of the Administrative Agent and the Lenders agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, Issuing Bank nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Issuing Bank and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent, Issuing Bank nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, Issuing Bank and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each Loan Party and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

ARTICLE 15

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Section 15.01.    Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 15.02.    Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK COUNTY, NEW YORK.

Section 15.03.    Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 15.04.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the undersigned Guarantors, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Lawrence Angelilli
Name: Lawrence Angelilli
Title: Chief Financial Officer

GUARANTORS:

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

MONEYGRAM PAYMENT SYSTEMS, INC.

MONEYGRAM INTERNATIONAL PAYMENT SYSTEMS, INC.

By:	/s/ Lawrence Angelilli
Name: Lawrence Angelilli
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., individually, as Administrative Agent and Collateral Agent

By:	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., individually, as Term Lender, Revolving Lender, LC Issuer and Swing Line Lender

By:	/s/ David H. Strickert
Name: David H. Strickert
Title: Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Revolving Lender

By:	/s/ Harjot K. Sandhu
Name: Harjot K. Sandhu
Title: Senior Vice President

[Signature Page to Credit Agreement]

UNITED TEXAS BANK, as a Revolving Lender

By:	/s/ James Huggins
	Name:	James Huggins
	Title:	President

[Signature Page to Credit Agreement]